                                                                     EXHIBIT 2.2




                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

--------------------------------------------x
                                           :
In re                                      :
                                           :    Chapter 11 Case Nos.
PSF FINANCE L.P.,                  :   96-1032 (HSB) through 96-1036 (HSB)
PREMIUM STANDARD FARMS, INC.,      :
COLLINGS FARM, INC.,               :   (Jointly Administered)
PSF FINANCE HOLDINGS INC.,                 :
and PREMIUM HOLDINGS CORP.,                :
                                           :
                 Debtors.                  :
--------------------------------------------x


              DEBTORS' AMENDED JOINT DISCLOSURE STATEMENT PURSUANT
                     TO SECTION 1125 OF THE BANKRUPTCY CODE
           RELATING TO DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION


                                                 WEIL, GOTSHAL & MANGES LLP
                                                 Attorneys for the Debtors
                                                   and Debtors in Possession
                                                 767 Fifth Avenue
                                                 New York, New York  10153
                                                 (212) 310-8000

                                                                 and

                                                 RICHARDS, LAYTON & FINGER, P.A.
                                                 Attorneys for the Debtors
                                                   and Debtors in Possession
                                                 One Rodney Square
                                                 Wilmington, Delaware  19899
                                                 (302) 658-6541
Dated:   Wilmington, Delaware
                 July 29, 1996

                               TABLE OF CONTENTS


                                                                                                              Page
                                                                                                              ----
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I.       INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         A.      Holders of Claims and Equity Interests Entitled to Vote  . . . . . . . . . . . . . . . . . . .  2
         B.      Voting Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

II.      OVERVIEW OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

III.     GENERAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         A.      PSF's Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
                 1.       General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
                 2.       Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
                 3.       Employees and Consultants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
                 4.       Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
                 5.       The Texas Expansion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
                 6.       Regulatory and Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . 11
         B.      Corporate Farming Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         C.      Ownership Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         D.      Long-Term Debt, Other Debt and Preference Unit Equity Interests  . . . . . . . . . . . . . . . 14
                 1.       Bank Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
                 2.       Secured Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
                 3.       Lien Priorities of Secured Creditors  . . . . . . . . . . . . . . . . . . . . . . . . 17
                 4.       Preference Unit Equity Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . 18
                 5.       Certain Interaffiliate Obligations and Other Transactions . . . . . . . . . . . . . . 19

IV.      EVENTS PRECEDING THE COMMENCEMENT OF THE
         CHAPTER 11 CASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         A.      Factors That Precipitated the Need for Financial Restructuring . . . . . . . . . . . . . . . . 20
         B.      Remedial Action Taken by PSF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

V.       THE REORGANIZATION CASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         A.      Commencement of the Reorganization Cases . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         B.      Creditors' Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         C.      Administration of the Chapter 11 Cases . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

VI.      THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         A.      Treatment of Compensation and Reimbursement Claims and Other Administrative Expenses . . . . . 25
                 1.       Compensation and Reimbursement Claims . . . . . . . . . . . . . . . . . . . . . . . . 25


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                 2.       Other Administrative Expense Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
                 3.       Compensation to Attorneys and Advisors to Bondholders'
                          Committee, and the Indenture Trustee and the Collateral Trustee . . . . . . . . . . . . . . 26
         B.      Classification and Treatment of Claims and Equity Interests  . . . . . . . . . . . . . . . . . . . . 26
                 1.       Class 1 -  Priority Tax Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
                 2.       Class 2 - Other Priority Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
                 3.       Class 3 - Secured Bank Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
                 4.       Class 4 - Secured Note Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                 5.       Class 5 - Other Secured Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                 6.       Class 6 - Construction Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                 7.       Class 7 - General Unsecured Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
                 8.A.     Subclass 8.A - Farms/Finance Note Claim . . . . . . . . . . . . . . . . . . . . . . . . . . 28
                 8.B.     Subclass 8.B - Other Intercompany Claims  . . . . . . . . . . . . . . . . . . . . . . . . . 28
                 9.A.     Subclass 9.A - Preference Unit Equity Interests in Finance  . . . . . . . . . . . . . . . . 28
                 9.B.     Subclass 9.B - Premium Holdings' Limited Partnership
                          Interests in Finance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
                 9.C.     Subclass 9.C - Finance Holdings' Limited Partnership
                          Interests in Finance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
                 9.D.     Subclass 9.D - CFI's General Partnership Interest in Finance  . . . . . . . . . . . . . . . 29
                 10.      Class 10 - Equity Interests in Farms  . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
                 11.      Class 11 - Equity Interests in Premium Holdings . . . . . . . . . . . . . . . . . . . . . . 29
                 12.      Class 12 - Equity Interests in Finance Holdings . . . . . . . . . . . . . . . . . . . . . . 29
                 13.      Class 13 - Equity Interests in CFI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         C.      Securities to Be Issued Under the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
                 1.       New PIK Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
                 2.       New LLC Interests and Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
                 3.       Registration of New LLC Interests, New PIK Notes and Warrants   . . . . . . . . . . . . . . 31
         D.      Treatment of Executory Contracts and Unexpired Leases  . . . . . . . . . . . . . . . . . . . . . . . 31
         E.      Implementation of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
                 1.       Restructuring Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
                 2.       Compliance with Farming Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
                 3.       Financing to Be Provided As of the Effective Date . . . . . . . . . . . . . . . . . . . . . 36
         F.      Method of Distributions Under the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         G.      Procedures for Treating Disputed Claims and Equity Interests . . . . . . . . . . . . . . . . . . . . 38
         H.      Conditions Precedent to the Effectiveness of the Plan  . . . . . . . . . . . . . . . . . . . . . . . 39
         I.      Effect of Confirmation of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         J.      Other Provisions of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
                 1.       Exculpation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
                 2.       Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
                 3.       Indemnification Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
                 4.       Exemption From Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
                 5.       Amendment or Modification of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
                 6.       Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43


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
VII.     GOVERNANCE AND MANAGEMENT OF REORGANIZED FINANCE,
         NEWCO AND REORGANIZED DEBTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         A.      Management of Reorganized Finance, Newco and Reorganized Debtors . . . . . . . . . . . . . 44
                 1.       General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
                 2.       Reorganized Finance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
                 3.       Boards of Directors of Newco and Reorganized Debtors  . . . . . . . . . . . . . . 45
                 4.       Identity of Officers of Newco and Reorganized Debtors . . . . . . . . . . . . . . 45
                 5.       Compensation of Executive Officers  . . . . . . . . . . . . . . . . . . . . . . . 46
                 6.       Compensation of Insiders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
                 7.       Articles of Incorporation and Bylaws of Newco and
                          Reorganized Debtors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
         B.      Management Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

VIII.    PROJECTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

IX.      FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         A.      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

X.       VALUATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
         A.      Estimated Liquidation Value of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . 49
         B.      Reorganization Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

XI.      RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
         A.      Sensitivity to Commodity Prices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
         B.      Herd Productivity and Feed Efficiency  . . . . . . . . . . . . . . . . . . . . . . . . . . 52
         C.      Impact of Disease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
         D.      Variance from Projections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
         E.      Lack of Trading Market . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
         F.      Funding After the Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
         G.      Certain Taxation Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
         H.      Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
         I.      Compliance with Local Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

XII.     EXEMPTIONS FROM SECURITIES ACT REGISTRATION; REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . 54
         A.      Issuance of New Securities Pursuant to the Plan  . . . . . . . . . . . . . . . . . . . . . 54
         B.      Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56

XIII.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . 57
         1.      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
         2.      Cancellation of Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
         3.      Restructuring Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59

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         4.      Possible Applicable High Yield Debt Obligations. . . . . . . . . . . . . . . . . . . . . . . . 60

XIV.     VOTING PROCEDURES AND REQUIREMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
         A.      Parties in Interest Entitled to Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
         B.      Classes Impaired and Entitled to Vote Under the Plan . . . . . . . . . . . . . . . . . . . . . 62
         C.      Vote Required for Acceptance by Class of Claims or Equity Interests  . . . . . . . . . . . . . 62

XV.      PROCEDURES FOR CONFIRMATION AND CONSUMMATION OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . 62
         A.      Confirmation Hearing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
         B.      Conditions to Confirmation of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
                 1.       Statutory Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
                 2.       Unfair Discrimination and Fair and Equitable Tests  . . . . . . . . . . . . . . . . . 64
                 3.       Feasibility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
                 4.       Best Interests Test . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
         C.      Consummation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67

XVI.     ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN  . . . . . . . . . . . . . . . . . . . . . . 68
         A.      Liquidation Under Chapter 7  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
         B.      Alternative Plan of Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68

XVII.    CONCLUSION AND RECOMMENDATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69





                                      -iv-
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

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                                    EXHIBITS

AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11
OF THE BANKRUPTCY CODE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A

ORDER APPROVING DISCLOSURE STATEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B

FINANCIAL STATEMENTS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  C

LIQUIDATION ANALYSIS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  D

PROJECTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E

                                       I.

                                  INTRODUCTION

                 PSF Finance L.P. ("Finance"), Premium Standard Farms, Inc. ("Farms"), Premium Holdings Corp. ("Premium Holdings"), PSF Finance Holdings Inc. ("Finance Holdings") and Collings Farm, Inc. ("CFI") (each individually, a "Debtor" and collectively, the "Debtors") submit this Amended Disclosure Statement in connection with the solicitation of acceptances of the Debtors' Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the "Plan") filed with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on July 30, 1996. Unless otherwise defined, all capitalized terms used herein shall have the same meanings ascribed to them in the Plan.

                 Attached as Exhibits to or accompanying this Disclosure Statement are copies of the following:

                 1.       The Plan (Exhibit A);

                 2. Order of the Bankruptcy Court dated August 1, 1996 approving the Disclosure Statement (Exhibit B);

                 3.       Financial Statements (Exhibit C);

                 4.       Liquidation Analysis (Exhibit D); and

                 5.       Projections (Exhibit E).

                 In addition, a ballot for the acceptance or rejection of the Plan is enclosed with this Disclosure Statement submitted to the holders of Claims and Equity Interests that the Debtors believe may be entitled to vote to accept or reject the Plan.

                 On August 1, 1996, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement (the "Disclosure Statement Order") as containing adequate information to enable hypothetical, reasonable investors typical of the holders of Claims against and Equity Interests in the Debtors to make an informed judgment whether to accept or reject the Plan. See Exhibit B to the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN, INCLUDING, WITHOUT LIMITATION, THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

                 The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating ballots. In addition, detailed voting instructions accompany each ballot. Each holder of a Claim or an Equity Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order, and the instructions accompanying the ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes.
No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.       Holders of Claims and Equity Interests Entitled to Vote

                 Under the Bankruptcy Code, only classes or subclasses of claims or equity interests that are impaired are entitled to vote to accept or reject a proposed chapter 11 plan. Classes or subclasses of claims or equity interests in which the holders of claims or interests will not receive or retain any property under a proposed chapter 11 plan are deemed to have rejected the plan. The holders of claims or equity interests that are unimpaired under a proposed chapter 11 plan are deemed to have accepted the plan.

                 Claims and Equity Interests in each of Class 3 (Secured Bank Claims), Class 4 (Secured Note Claims), Class 6 (Construction Claims), Class 8 (Intercompany Claims), Class 9 (Equity Interests in Finance) and each subclass thereof under the Plan are impaired and, to the extent such Claims and Equity Interests are Allowed, the holders of such Claims and Equity Interests will receive distributions under the Plan. Holders of Claims and Equity Interests in those Classes and Subclasses are entitled to vote to accept or reject the Plan.

                 Claims in each of Class 1 (Priority Tax Claims), Class 2 (Other Priority Claims), Class 5 (Other Secured Claims), Class 7 (General Unsecured Claims), Class 11 (Equity Interests in Premium Holdings), Class 12 (Equity Interests in Finance Holdings), and Class 13 (Equity Interests in CFI) are unimpaired under the Plan and the holders of Claims in those Classes are deemed to have accepted the Plan.

                 Equity Interests in Class 10 (Equity Interests in Farms) will be canceled and will receive no distributions under the Plan, and, therefore, the holders of Equity Interests in such class are deemed to have rejected the Plan.

                 The Debtors are soliciting acceptances only from holders of Allowed Claims and Equity Interests in Classes 3, 4, 6, 8 and 9 and each Subclass thereof.

                 The Bankruptcy Code defines "acceptance" of a chapter 11 plan by a class of claims if holders of at least two-thirds in amount, and more than one-half in number, of the claims of that class that actually vote to accept or reject the Plan vote to accept the Plan. Votes cast by holders of Claims in each subclass of a class under the Plan will be tabulated separately by subclass, and a subclass will have accepted the Plan if holders of at least two-thirds in amount, and more than one-half in number, of the Claims of each such subclass that actually vote to accept or reject the Plan vote to accept the Plan. Acceptance by a class of equity interest holders requires the acceptance by the holders of two-thirds of the total number of shares or interests held by the equity interest holders in that class that actually vote to accept or reject the Plan. For a discussion of these matters, see Article XIV "Voting Procedures and Requirements," and Section XV.B, "Conditions to Confirmation of the Plan."

                 If a class or subclass of Claims or Equity Interests rejects the Plan, the Debtors have the right to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization, notwithstanding the rejection of such plan by one or more impaired classes or subclasses of claims or interests, if it does not discriminate unfairly and is "fair and equitable" with respect to the rejecting class. If any class or subclass fails to accept the Plan by the requisite majorities required under section 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Debtors may move before the Bankruptcy Court to confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code without amendment or modification to the treatment of the rejecting Class or Subclass. See Section XV.B "Conditions to Confirmation of the Plan."

                 Liabilities incurred in the ordinary course of business by Debtors in Possession since the Commencement Date, and indebtedness or obligations arising under loans or advances to or other obligations incurred by Debtors in Possession, other than loans or advances to or other obligations incurred by Debtors in Possession under the DIP Credit Agreement (as such term is defined below), whether or not incurred in the ordinary course of the Debtors' business, that are described in the Plan as Administrative Expense Claims will be paid by the applicable Reorganized Debtor (or Newco, to the extent such Administrative Expense Claims are against Finance or Farms) in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions. Holders of Administrative Expense Claims are not entitled to vote to accept or reject the Plan.

B.      Voting Procedures

                 A ballot, appropriate to the Claim or Equity Interest held, is enclosed for voting on the Plan for those entities that are entitled to vote on the Plan. If a holder holds Claims or Equity Interests in more than one class or subclass and is entitled to vote such Claims or Equity Interests, separate ballots must be used for each class or subclass of Claims or Equity Interests. TO BE COUNTED AS VOTES TO ACCEPT OR REJECT THE PLAN, BALLOTS MUST BE PROPERLY EXECUTED AND RECEIVED BY 4:30 P.M. ON AUGUST 1, 1996 (THE "VOTING DEADLINE") BY ARTHUR ANDERSEN LLP, THE BALLOTING AGENT, AS PROVIDED ON THE BALLOT. ANY EXECUTED BALLOT RECEIVED BY THE BALLOTING AGENT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN. See Article XIV "Voting Procedures and Requirements." The Disclosure Statement Order provides, among other things, that any entity entitled to vote to accept or reject the Plan may change its vote before the Voting Deadline (4:30 p.m. on August 1, 1996), by casting a superseding ballot so that it is received on or before such deadline. Entities desiring to change their votes after the Voting Deadline may do so, if they file a motion with the Bankruptcy Court with sufficient notice so that it can be heard and considered at the confirmation hearing, and they demonstrate "cause" pursuant to Bankruptcy Rule 3018(a).

                 Any Claim or Equity Interest in an impaired class or subclass as to which an objection is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim or Equity Interest has obtained an order of the Bankruptcy Court temporarily Allowing such Claim or Equity Interest for the purpose of voting on the Plan. See Section XIV.A "Voting Procedures and Requirements -- Parties in Interest Entitled to Vote."

                 The Bankruptcy Court entered an order setting August 1, 1996 as the record date for voting on the Plan. Accordingly, only holders of record as of August 1, 1996 that are otherwise entitled to vote under the Plan will receive a ballot and may vote.

                 Entities not voting to accept the Plan will be bound by the Plan if it is accepted by the requisite holders of Claims and Equity Interests, as described in Article XIV "Voting Procedures and Requirements," and confirmed. See Section XV.B, "Conditions to Confirmation of the Plan."

                 If you are a creditor or Equity Interest holder entitled to vote on the Plan and did not receive a ballot, received a damaged ballot, or lost your ballot, please call Todd Overbergen at (713) 237-5181 or if you have any questions about the Disclosure Statement, the Plan, the Disclosure Statement Order or the procedures for voting on the Plan, please call Alexander Simon, Esq. at (212) 310-8694.



                                      II

                              OVERVIEW OF THE PLAN

                 The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.

                    SUMMARY OF CLASSIFICATION AND TREATMENT
                         OF CLAIMS AND EQUITY INTERESTS

                                                                                                Estimated
                                                                                                 Percent
   Class                 Type                                   Treatment                        Recovery
   -----                 ----                                   ---------                        --------
    --      Compensation and                 Unimpaired; to be paid in full, in Cash, on           100%
            Reimbursement, and Other         the Effective Date, or in accordance with
            Administrative Expense Claims    such terms as may be mutually agreed to by
                                             the holder and the applicable Reorganized
                                             Debtor (or Newco, with respect to Claims
                                             against Finance or Farms).



     1      Priority Tax Claims              Unimpaired; to the extent unpaid in the               100%
                                             ordinary course of business during the
                                             Chapter 11 Cases, to be paid in full by the
                                             applicable Reorganized Debtor (or Newco, with
                                             respect to Claims against Finance or Farms)
                                             in accordance with the terms and conditions
                                             of governing agreements or applicable law.

     2      Other Priority Claims            Unimpaired; to the extent unpaid in the               100%
                                             ordinary course of business during the
                                             Chapter 11 Cases, to be paid in full by the
                                             applicable Reorganized Debtor (or Newco, with
                                             respect to Claims against Finance or Farms)
                                             in accordance with the terms and conditions
                                             of governing agreements or applicable law.

     3      Secured Bank Claims              Impaired; to be paid in full, in Cash, on the         100%
            (Allowed in principal amount     Effective Date.
            of approximately $67,153,000,
            plus interest at the non-
            default rate, fees, expenses
            and unreimbursed draws on the
            letter of credit issued under
            the Bank Credit Agreement)

     4      Secured Note Claims              Impaired; distribution of the following, in           45%
            (Allowed in an aggregate         accordance with the Restructuring
            amount of $446,357,630,          Transactions:
            consisting of $129,896,640 in
            Allowed 1992 Note Claims,        $101,496,978 in principal amount of New PIK
            $202,860,976 in Allowed 1993     Notes, which will have the following terms:
            Note Claims, $106,666,680 in
            Allowed 1994 Note Claims, and    .    maturity on the seventh anniversary of
            $6,933,334 in Allowed 1995            the Effective Date;
            Note Claims)                     .    interest at 11% per annum compounded
                                                  semi-annually, non-Cash payment-in-kind
                                                  until payment in full of the Term Loan,



                                                                                                Estimated
                                                                                                 Percent
   Class                 Type                                   Treatment                        Recovery
   -----                 ----                                   ---------                        --------


                                                  thereafter payable in Cash; and
                                             .    third lien on all assets of Newco; plus

                                             9,216,789 New LLC Interests representing
                                             approximately 92% of total New LLC Interests
                                             issued on the Effective Date.

     5      Other Secured Claims             Unimpaired; reinstated and rendered                   100%
                                             unimpaired pursuant to section 1124 of the
                                             Bankruptcy Code.

     6      Construction Claims              Impaired; to be paid in full, in Cash, on the         100%
                                             Effective Date.

     7      General Unsecured Claims         Unimpaired; to the extent not paid in the             100%
                                             ordinary course of business during the
                                             Chapter 11 Cases, to be paid in full by the
                                             applicable Reorganized Debtor (or Newco, with
                                             respect to Claims against Finance or Farms)
                                             or in accordance with such terms as may be
                                             mutually agreed to by the holder and such
                                             Reorganized Debtor.
     8      Intercompany Claims

     8.A    Farms/Finance Note Claim         Impaired; pursuant to the Restructuring               100%
                                             Transactions, the Farms/Finance Note will be
                                             ultimately assigned to Newco, which will
                                             receive, in satisfaction of the Farms/
                                             Finance Note, all of the assets of Farms
                                             subject to the liabilities.

     8.B    Other Intercompany Claims        Impaired; distribution of $1,000 per Claim.           N/A

     9      Equity Interests in Finance


     9.A    Preference Unit Equity           Impaired; distribution of the following, in           34%
            Interests in Finance             accordance with the Restructuring
                                             Transactions:

                                             $5,321,204 in principal amount of New PIK
                                             Notes, which will have the following terms:

                                             .    maturity on the seventh anniversary of
                                                  the Effective Date;
                                             .    interest at 11% per annum compounded
                                                  semi-annually, non-Cash payment-in-kind
                                                  until payment in full of the Term Loan,
                                                  thereafter payable in Cash; and
                                             .    third lien on all assets of Newco; plus

                                             483,211 New LLC Interests representing
                                             approximately 4.83% of total New LLC
                                             Interests issued on the Effective Date.

                                                                                              Estimated
                                                                                               Value of
   Class                 Type                                   Treatment                     Recovery (1)
   -----                 ----                                   ---------                     ------------


     9.B    Premium Holdings' Limited        Impaired; distribution of the following:            $936,000
            Partnership Interests in
            Finance                          78,000 New LLC Interests representing .78% of
                                             total New LLC Interests issued on the
                                             Effective Date; and

                                             Warrants to purchase 532,530 New LLC
                                             Interests in an amount representing
                                             approximately 4.4% of the outstanding New LLC
                                             Interests, on a fully diluted basis, at $45
                                             per New LLC Interest for a ten-year period
                                             following the Effective Date.

    9.C     Finance Holdings' Limited        Impaired; distribution of the following:           $2,628,000
            Partnership Interests in         219,000 New LLC Interests representing 2.19%
            Finance                          of total New LLC Interests issued on the
                                             Effective Date; and

                                             Warrants to purchase 1,495,180 New LLC
                                             Interests in an amount representing
                                             approximately 12.41% of the outstanding New
                                             LLC Interests, on a fully diluted basis, at
                                             $45 per New LLC Interest for a ten-year
                                             period following the Effective Date.

     9.D    CFI's General Partnership        Impaired; distribution of the following:            $36,000
            Interest in Finance
                                             3,000 New LLC Interests representing .03% of
                                             total New LLC Interests issued on the
                                             Effective Date; and

                                             Warrants to purchase 20,482 New LLC Interests
                                             in an amount representing approximately .2%
                                             of the outstanding New LLC Interests, on a
                                             fully diluted basis, at $45 per New LLC
                                             Interest for a ten-year period following the
                                             Effective Date.
                                                                                                Estimated
                                                                                                 Percent
                                                                                                 Recovery
                                                                                               ------------

    10      Equity Interests in Farms        Impaired; no distributions; common stock               0%
                                             canceled.

    11      Equity Interests in Premium      Unimpaired; retain common stock.                      100%
            Holdings

    12      Equity Interests in Finance      Unimpaired; retain common stock.                      100%
            Holdings

--------------------------
        1. The estimated value of recovery is based upon the estimated unit price of each New LLC Interest, times the number of New LLC Interests, without taking into account any value for the Warrants. The recovery could increase depending upon the future value of Reorganized Finance and the exercise of the Warrants.

    13      Equity Interests in CFI          Unimpaired; retain common stock.                      100%


The Confirmation Hearing

                 The Bankruptcy Court has scheduled a hearing to consider the confirmation of the Plan (the "Confirmation Hearing") on September 6, 1996, at 2:30 p.m., at the United States Bankruptcy Court, 824 Market Street, Sixth Floor, Wilmington, Delaware 19801. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed on or before August 30, 1996, at 4:30 p.m. (Eastern Daylight Time), in the manner described in Article XIV "Voting Procedures and Requirements." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                 THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY PRIOR TO VOTING ON THE PLAN.

                 FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY ARTICLE XI "RISK FACTORS" BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

                 SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO,

THE FULL TEXT AND TO ALL OF THE PROVISIONS OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF CERTAIN TERMS CONTAINED IN SUCH AGREEMENT.

                 THE DEBTORS BELIEVE THAT THE PLAN ENABLES THEM TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND PROVIDES FOR THE BEST RECOVERIES TO HOLDERS OF CLAIMS AND EQUITY INTERESTS. ESSENTIALLY, THE NET RESULT OF THE PLAN IS TO DELEVERAGE THE BUSINESS OF FARMS AND FINANCE BY REDUCING APPROXIMATELY $461 MILLION IN DEBT TO APPROXIMATELY $110 MILLION AND EXCHANGING THE BALANCE OF DEBT FOR EQUITY INTERESTS, AND BY PROVIDING NEW FINANCING FOR FUTURE OPERATIONS.

                 ALL HOLDERS OF THE SECURED BANK CLAIMS AND THE HOLDERS OF 95% OF THE SECURED NOTE CLAIMS HAVE AGREED TO VOTE FOR THE PLAN, SUBJECT TO CERTAIN CONDITIONS.

                                      III.

                              GENERAL INFORMATION

A.       PSF's Business

         1.      General

                 Currently, Farms and Finance (collectively, "PSF") operate the largest vertically integrated pork producer in the Midwest and are the fourth largest owner of sows in the United States. PSF has approximately 86,500 sows in production operations located on over 37,000 acres in northwest Missouri and approximately 18,000 sows located on approximately 14,000 acres in the Texas Panhandle area, with an aggregate capacity to produce 2.1 million hogs annually. PSF uses modern, efficient buildings, sophisticated genetic methods, and strict control of animal health and diet to produce premium pork and pork products. PSF's operations include hog-production units, a pork processing facility capable of processing 7,000 hogs per day, feed mills, genetic improvement facilities, office and training facilities and additional production infrastructure. Its Milan, Missouri processing plant is designed to have the capacity to produce over 270 million pounds of pork and pork products from the 1.8 million hogs that its 86,500 sows in Missouri are expected to produce annually.

         2.      Products

                 PSF's products consist of fresh and processed pork, which is sold to (i) retailers and retail distributors in the form of chilled and boxed bone-in or boneless tenderloins, loins, hams, picnics, butts and bone-in ribs;
(ii) further processors, in the form of containers of chilled bone-in or boneless hams and picnics, boneless Boston butts, trimmings and other products; and (iii) institutional food customers in the form of large containers of chilled bone-in or boneless loins. PSF's other operations include live hog sales and processed pork products in the variety meat market, the feed processing industry and the pet food industry. PSF is a global marketer and distributor of pork products and is the only United States meat processor approved for shipment of pork to the members of the European Economic Community.

                 3.       Employees and Consultants

                 As of May 1, 1996, PSF had in excess of 1,900 employees (including part-time personnel) in the combined Missouri and Texas operations. None of the employees are subject to collective bargaining agreements.

                 PSF also uses services of consultants as necessary to provide management expertise and to augment its executive staff. HWS & Associates, Inc. and Patterson Consulting LLC are the primary consultants engaged by Finance and Farms, respectively. HWS & Associates, Inc. has agreed to make available the personal services of Horst W. Schroeder, Chairman of the Board of Directors of CFI and a member of the advisory committee of Finance, under a consulting agreement dated as of June 1, 1995, pursuant to which Mr. Schroeder
(i) counsels and assists Finance in the development, implementation and control of Finance's business objectives and strategies, (ii) assists in developing and implementing operational and marketing strategies to support PSF's business plan, and (iii) assists and counsels the management of Farms in implementing PSF's business plan. Mr. Schroeder is a turn-around specialist and food industry expert. A former President and member of the Board of Directors of Kellogg Corporation, Mr. Schroeder has played a key role in restructuring many troubled entities.

                 In addition, Patterson Consulting LLC has agreed to make available the personal services of William R. Patterson, pursuant to a consulting agreement dated April 12, 1996, as Acting Chief Financial Officer of Farms. Mr. Patterson is also responsible for management information systems, purchasing and insurance at Farms. Prior to joining Farms in January 1996, Mr. Patterson had been a partner at Arthur Andersen LLP for more than 30 years.

         4.      Properties

                 PSF conducts its hog processing operations in a 260,000 sq. ft. processing facility in Missouri and its hog-production operations on approximately 37,000 acres of land in Missouri and 14,000 acres of land in Texas. PSF owns an additional 39,000 acres of land in Texas that were developed in connection with the Texas Expansion (described below). See
Section III.A.5, "General Information -- PSF's Business; Texas Expansion." All of the hog-production and processing facilities were constructed after 1989.

                 PSF also owns two modern pelletizing feed mills (one 600,000 tons/year mill in Lucerne, Missouri and another 180,000 tons/year mill in Princeton, Missouri), which meet all the feed requirements of its Missouri operations. The Texas operations include a 180,000 tons/year mill that was completed in May 1993.

         5.      The Texas Expansion

                 In 1994, PSF began the development of a second fully integrated production and processing operation located in the Texas Panhandle (the "Texas Expansion"). The first phase in that expansion was the acquisition in June 1994, of hog-production operations from National Hog Farms of Texas, Inc. and the adjacent 33,000 acre High Plains Ranch. The second phase of that expansion included a planned construction of additional hog- production facilities on the High Plains Ranch, a state-of-the-art processing plant (based on the Missouri plant), and the acquisition of an adjacent 7,000 acre ranch. The $350 million Texas Expansion was commenced in January 1995 and was planned to be completed in the fourth quarter of 1996.

                 As a consequence of business conditions and results, in May 1995, PSF suspended the completion of the Texas Expansion project. Approximately $52 million has been expended on the acquisition and development of the project, and, in light of such suspension, the previously committed construction financing was amended to reduce it to $10.2 million and to make complementary revisions to the loan covenants.

         6.      Regulatory and Environmental Matters

                 PSF is subject to various federal, state and local laws and regulations, particularly in the health and environmental areas administered by the Occupational Safety and Health Administration, the United States Department of Agriculture, the Food and Drug Administration, the Environmental Protection Agency and corresponding state agencies such as the Missouri Department of Natural Resources ("MDNR") and the Texas Natural Resources Conservation Commission.

                 Current environmental regulations impose standards and limitations on PSF's waste treatment lagoons, water treatment facilities and new construction projects. Animal waste from PSF's hog production facilities is anaerobically digested (using lagoons in Missouri and solid separators and aeration tanks in Texas) and the resultant fluids are then applied to surrounding farm land.

                 In 1995, there were five alleged spills of hog waste into public waters in the Missouri operations, allegedly in violation of the Missouri Clean Water Law and regulations promulgated thereunder. Pursuant to the Settlement Agreement and Consent Order dated January 29, 1996, between MDNR and Farms (the "Settlement Agreement"), which addressed all of the five alleged spills, Farms paid the specified penalties and compensatory damages, and agreed to certain remedial actions, subject to review and approval by MDNR. Farms believes that it has been and is in full compliance with the terms of the Settlement Agreement.

                 Reorganized Finance and Newco, on the Effective Date, will assume the Settlement Agreement and intend to continue to abide by and comply with the terms thereof or any other agreements made with the State of Missouri or its subdivisions. Subsequent to the Effective Date, Reorganized Finance and Newco are projected to have sufficient and adequate resources and revenues to satisfy any obligations under the Settlement Agreement and to meet foreseeable environmental problems. There is no intention to discharge obligations under the Settlement Agreement or any other agreements or varying or amending the terms of those Agreements. It is the intention of Reorganized Finance and Newco to fully comply with the environmental laws and regulations of the State of Missouri, including, but not limited to, the Settlement Agreement.

B.     Corporate Farming Law

                 Several states, including Missouri, but excluding Texas, have enacted "corporate farming laws," which restrict the ability of corporations to engage in farming activities. Missouri has a corporate farming law which, with certain exceptions, bars corporations from owning agricultural land and engaging in farming activities. The exceptions to this law include corporations owned directly by individuals and which derive at least two-thirds of their income from farming (known as "authorized farm corporations"), such as Farms, and corporations engaged in farming prior to September 28, 1975 (known as "grandfathered corporations"), such as CFI.

                 PSF's operations have been structured to comply with Missouri corporate farming law and its exemption for authorized farm corporations.
PSF's assets and operations are divided between Finance and Farms, each of which is an operating entity. In general, all the agricultural real property and farming activities in Missouri are concentrated in Farms, an authorized farm corporation. All other personal property (including the hogs), all non-agricultural real property (including the Missouri processing plant, feed mills and Missouri headquarters), the Texas operations and the bulk of capital are concentrated in Finance, a limited partnership not expressly included within the scope of the Missouri corporate farming law. In addition, Finance's general partner, CFI, is a grandfathered corporation. Pursuant to an Agreement dated as of January 24, 1995, between Finance and Farms (the "Operating Agreement"), Farms, using the breeding stock, feed and personal property provided by Finance, breeds the hogs and produces feeder pigs and finished hogs for Finance, and provides certain other management services. The Operating Agreement provides that Finance shall reimburse Farms for substantially all costs incurred in performing these services, as well as certain additional specified amounts.

                 In addition, in 1993, Missouri enacted a statute that provides an additional exemption from the corporate farming law for hog-farming operations such as those of Farms conducted in the three counties in northern Missouri in which Farms operates (the "County Exemption"). This exemption, however, is subject to certain county population limitations which may be exceeded in one or more of the three counties in which Farms operates when the next federal decennial census occurs in the year 2000, which might cause the County Exemption to be thereafter unavailable unless the statute is amended.

                 Missouri also restricts the ability of an alien or a "foreign business" (i.e., a business entity in which a "controlling interest" is owned by aliens) to own agricultural land in

Missouri. To the Debtors' knowledge, no foreign interests own what would be considered a "controlling interest" in either Farms or Finance.

C.       Ownership Structure

                 The organizational structure of the Debtors and their relationships to each other are as follows:


                                                      EXISTING PSF STRUCTURE
                                     --------------------------------------------------------

                                                                   99%               Certain
                                                1%(GP)   ___________________________ Secured
                                                  ______|__________________          Noteholders
                                                  |     |                 |
Various Shareholders                              |     |                 |
(including Harms &                            Premium Holdings, L.P.      |           2    55%                   2
Gordon)                                                 |     ____________|_  MSLEF II _____________     MSCP III
    |___________________________________________        | 2.5%| 18%       |     |         __________|____|     |45%
                                    79.5%      |        |     |           |     | 41%    |59%       |       ___|
Harms & Gordon                                Premium Holdings               Finance  ___|          |_   CFI
      |                                                 |                    Holdings ___                 |
 100% |                                                 |                                |73%             | 1%(GP)
      |                                                 | 26%                            |      __________|
    Farms                                               |____________________________   Finance ____________________
                                                                                           |                       |
                                                                                           | 100%                  | 100%
                                                                                        Princeton                  |
                                                                                        Development          High Plains Ranch, Inc.
                                                                                        Corp.                (inactive)
                                                                                        (apartment complex)




                 Farms. Farms, a Missouri corporation, is owned in equal proportions by its two founders, Messrs. Dennis W. Harms and Theodore J. Gordon, Jr. Finance holds an option to acquire 100% of that equity in the event of a change in Missouri corporate farming law. See Section III.D.5, "General Information -- Long-Term Debt, Other Debt and Preference Unit Equity Interests; Certain Interaffiliate Obligations and Other Transactions." As described above, Farms conducts hog-raising activities in Missouri and owns all the agricultural real property and hog-production equipment located in Missouri.

                 Finance. Finance, a Delaware limited partnership, is owned by three partners: CFI, which holds a general partnership interest representing 1% of common partnership units; Finance Holdings, which holds a limited partnership interest representing approximately 73% of common partnership units; and Premium Holdings, which holds a limited partnership interest representing approximately 26% of common partnership units. Finance conducts hog-





__________________________________
raising activities in Texas and owns all the real and personal property located in Texas and non-agricultural real and personal property in Missouri. Finance has two wholly owned subsidiaries: Princeton Development Corp. ("Princeton Development"), which owns a rental apartment complex in Princeton, Missouri, and High Plains Ranch, Inc., which is inactive and has no assets. These subsidiaries are not debtors in these Chapter 11 Cases.

                 CFI. CFI, a Missouri corporation, is the sole general partner of Finance. CFI is wholly owned by The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., and MSCP III 892 Investors, L.P. (collectively, the "Morgan Stanley Funds").

                 Finance Holdings. Finance Holdings, a Delaware corporation, is one of the two common limited partners of Finance holding approximately 73% of common partnership units, and the sole general partner of Premium Holdings L.P., holding 1% of the general partnership interest. The Morgan Stanley Funds wholly own Finance Holdings.

                 Premium Holdings. Premium Holdings, an Iowa corporation, is the other common limited partner of Finance, holding approximately 26% of common partnership units in Finance. The outstanding shares of common stock of Premium Holdings are dispersed among certain individuals (including Messrs. Harms and Gordon) and certain institutions who, in the aggregate, own 79.5% of such shares. The Morgan Stanley Funds own approximately 18% of the shares of common stock of Premium Holdings, and Premium Holdings L.P., a non-debtor entity in which Finance Holdings is the general partner, owns 2.5% of the shares of such common stock.

D.       Long-Term Debt, Other Debt
         and Preference Unit Equity Interests


                 The long-term debt of Finance and Farms generally consists of obligations under or pursuant to (i) the Bank Credit Agreement, (ii) the Secured Notes, and (iii) interaffiliate indebtedness. Finance also has outstanding certain Preference Unit Equity Interests. A chart describing the collateral security, if any, for each type of indebtedness is set forth in
Section III.D.3, "General Information -- Long-Term Debt, Other Debt and Preference Unit Equity Interests; Lien Priorities of Secured Creditors."

         1.      Bank Credit Agreement

                 Pursuant to the Credit Agreement dated as of December 23, 1994 (as amended, the "Bank Credit Agreement"), among Finance, Farms, the financial institutions listed therein, and Chemical Bank as fronting bank, as administrative agent and as collateral agent (collectively, the "Lenders"), Finance obtained a term loan (the "Term Loan") from certain Lenders (the "Term Loan Lenders") and a revolving credit loan (the "Revolving Credit Facility") from certain Lenders (the "Revolving Credit Facility Lenders"). Farms provided an unsecured guarantee of the payment of Finance's obligations under the Bank Credit Agreement.

                 Revolving Credit Facility

                 Principal, Maturity and Interest. The maximum availability under the Revolving Credit Facility is $80 million. As of the Commencement Date, approximately $57 million in principal amount was outstanding under the Revolving Credit Facility (excluding the letter of credit). The maturity date is December 31, 1999. The interest rate is the applicable base rate from time to time, plus 1.5%, payable quarterly in arrears.

                 Borrowing Base. The availability of credit under the Revolving Credit Facility is measured by a borrowing base formula tied to, among other things, the live hog market value and eligible accounts receivable.

                 Collateral. Finance's obligations under the Revolving Credit Facility are collaterally secured by, among other things, a first lien on Finance's working capital assets, including all inventory, accounts receivable, cash and certain contract rights. For a more detailed explanation of the collateral security, see Section III.D.3, "General Information -- Long-Term Debt, Other Debt and Preference Unit Equity Interests; Lien Priorities of Secured Creditors."

                 Term Loan

                 Principal, Maturity and Interest. The outstanding principal amount of the Term Loan, as of the Commencement Date, was approximately $10.2 million. The maturity date is June 30, 1999. The interest rate is the applicable base rate from time to time, plus 1.5%, payable quarterly in arrears. Amortization of principal on the Term Loan was to commence in the second quarter of 1997.

                 Collateral. Finance's obligations under the Term Loan are collaterally secured by, among other things, a shared first lien on certain fixed assets located in Texas (including the National Hog Farms property and the High Plains Ranch property), a shared second lien on the Texas Working Capital Assets and a first lien on certain other Texas fixed assets. For a more detailed explanation of the collateral security, see Section III.D.3, "General Information -- Long-Term Debt, Other Debt and Preference Unit Equity Interests; Lien Priorities of Secured Creditors."

                 Collateral Sharing. To the extent the proceeds of the collateral securing the Revolving Credit Facility or the Term Loan are insufficient to repay the obligations related to such indebtedness, the Revolving Credit Facility Lenders and the Term Loan Lenders agreed to share pro rata in the proceeds of the total collateral security pledged to both groups of Lenders, based on the amount of each Lender's outstanding loans.

                 Finance has been in default under the Bank Credit Agreement since April 15, 1996.

         2.      Secured Notes

                 As of the Commencement Date, Finance had four series of Secured Notes outstanding:

         - 12% Senior Secured Exchange Notes due 2000 (the "1992 Notes") issued pursuant to the Indenture dated as of March 15, 1995 (the "1992 Note Indenture"), among Finance, Farms and United States Trust Company of New York as trustee;

         - Senior Secured Discount Exchange Notes due 2003 (the "1993 Notes") issued pursuant to the Indenture dated as of March 15, 1995, among the same parties;

         - 12 1/4% Senior Secured Exchange Notes due 2004 (the "1994 Notes") issued pursuant to the Indenture dated as of March 15, 1995, among the same parties; and

         - 12 1/4% Senior Secured Note due 1997 (the "1995 Note") issued pursuant to the Note Purchase Agreement dated as of December 15, 1995, among Finance, Farms and Morgan Stanley Group Inc. ("Morgan Stanley Group").

                 On the Commencement Date, the 1992 Notes, 1993 Notes, and 1994 Notes were held by six institutions for their own account or for funds and other accounts advised by such institutions. The 1995 Note currently is held by Morgan Stanley Group. Morgan Stanley & Co. Incorporated ("MS&Co."), after the Commencement Date, has agreed to purchase a substantial amount of the Secured Notes and Preference Unit Equity Interests from funds and accounts managed by one institution. As a result, the amount of New PIK Notes and non-voting New LLC Interests to be issued to Morgan Stanley Group and its affiliates pursuant to the Plan may increase by a material amount. MS&Co. may sell this position at any time and may do so promptly. As provided in the "lock-up" agreement, MS&Co. would be bound by the terms thereof.

                 The 1992 Notes, 1993 Notes and 1994 Notes were registered under the Securities Act of 1933, as amended, and were deregistered on or about April 17, 1996, with the consent of the Securities and Exchange Commission.

                 1992 Notes. As of the Commencement Date, the aggregate allowed amount of principal and interest for the 1992 Notes (the "1992 Note Claims") was $129,896,640. The stated maturity is September 15, 2000. The interest rate is 12% per annum, payable semiannually each March 15 and September 15. No interest has been paid on the 1992 Notes since September 15, 1995. On March 15, 1996, Finance defaulted in the payment of interest then due and payable on the 1992 Notes. Under the terms of the 1992 Note Indenture, such default matured into an Event of Default 30 days after such default.
Farms guaranteed the payment of the 1992 Notes and collaterally secured such guarantee.

                 1993 Notes. The aggregate principal amount of the 1993 Notes at maturity is $207,761,000 ($150 million gross sale proceeds at the time of issuance). As of the Commencement Date, the aggregate allowed amount of principal and interest for the 1993 Notes (the "1993 Note Claims") was $202,860,976. The interest rate is accrued at the rate of 12% per annum, with no cash interest accruing prior to September 15, 1996. Commencing March 15, 1997, cash interest on the 1993 Notes would be payable March 15 and September 15 of each year. The stated maturity is September 15, 2003. Farms guaranteed the payment of the 1993 Notes and collaterally secured such guarantee.

                 1994 Notes. As of the Commencement Date, the aggregate allowed amount of principal and interest for the 1994 Notes (the "1994 Note Claim") was $106,666,680. The stated maturity is June 15, 2004. The interest rate is 12 1/4% per annum, payable semiannually each June 15 and December 15. Farms has been current in making interest payments on the 1994 Notes through December 15, 1995. Farms guaranteed the payment of the 1994 Notes, but has not collaterally secured such guarantee.

                 1995 Note. As of the Commencement Date, the aggregate allowed amount of principal and interest for the 1995 Note (the "1995 Note Claim") was $6,933,334. The stated maturity is March 31, 1997, subject to extension, at the holder's option, to May 31, 1997. The interest rate is 12 1/4% per annum, payable semiannually each June 1 and December 1. Farms guaranteed the payment of the 1995 Note and has collaterally secured such guarantee.

         3.      Lien Priorities of Secured Creditors

                 The relative lien priorities among the Revolving Credit Facility, the Term Loan, the 1992 Notes, the 1993 Notes, the 1994 Notes and the 1995 Note are established pursuant to the Amended and Restated Collateral Trust and Intercreditor Agreement dated as of September 15, 1992, as amended (the "Collateral Trust Agreement"), among Finance, Farms, Finance Holdings, Firstar Financial Services (a division of Firstar Bank Milwaukee, N.A.), Citizens Bank of Princeton, MS&Co., and United States Trust Company of New York as collateral trustee. The following is a summary of such priorities; capitalized terms used in the chart are defined in the Collateral Trust Agreement:


----------------------------------------------------------------------------------------------------------------------------
         Type of                                     Description of Collateral Security Previously
       Indebtedness                             Granted to the Lenders and the Holders of Secured Notes
----------------------------------------------------------------------------------------------------------------------------
  Revolving Credit        First liens on Working Capital Lender Collateral wherever located.
  Facility
----------------------------------------------------------------------------------------------------------------------------
  Term Loan               First liens on (i) 1994 Additional Finance Real Property, (ii) 1994 Additional Finance Personal
                          Property, (iii) 1994 Additional Finance Equipment to the extent not securing obligations to the
                          Equipment Finance Lenders, and (iv) 1994 Additional Finance Account Collateral, such liens to be shared pari passu with the 1994 Notes and the 1995 Note;

                          First liens on (i) Chisum Ranch and the Headquarters Site located in Hartley and Dallam Counties in Texas, respectively, (ii) property located in Dallam County, Texas and Hartley County, Texas, and (iii) Additional Finance Equipment that constitutes Additional Specified Texas Property and does not secure the obligations


         Type of                                     Description of Collateral Security Previously
       Indebtedness                             Granted to the Lenders and the Holders of Secured Notes
----------------------------------------------------------------------------------------------------------------------------
                          of the Equipment Finance Lenders;

                          Second liens on (i) 1994 Additional Finance Livestock, and (ii) 1994 Additional Finance Equipment
                          to the extent securing obligations to the Equipment Finance Lenders, such liens to be shared pari passu with the 1994 Notes and the 1995 Note; and

                          Second liens on (i) Additional Finance Equipment that constitutes Additional Specified Texas
                          Property and secures the obligations to the Equipment Finance Lenders, and (ii) Additional Finance
                          Livestock that constitutes Additional Specified Texas Property.

----------------------------------------------------------------------------------------------------------------------------
  1992 Notes, 1993        First liens on (i) Finance/Noteholder Real Property, and (ii) Finance/Noteholder Personal
  Notes and 1995 Note,    Property;
  pari passu
                          First liens on (i) Finance Account Collateral, (ii) the Farms/Finance Note and collateral securing such note, and (iii) Finance Equipment to the extent not securing obligations to the Equipment
                          Finance Lenders; and

                          Second liens on (i) Finance Livestock, (ii) certain bank deposits, and (iii) Finance Equipment to the extent securing obligations to the Equipment Finance Lenders.

----------------------------------------------------------------------------------------------------------------------------
  Farms' Guarantee of     First liens on (i) PSF Account Collateral, (ii) PSF/Noteholder Real Property, and (iii)
  1992 Notes, 1993        PSF/Noteholder Personal Property.
  Notes and 1995 Note,
  pari passu

----------------------------------------------------------------------------------------------------------------------------
  1994 Notes and 1995     First liens on (i) 1994 Additional Finance Real Property, (ii) 1994 Additional Finance Personal
  Note, pari passu        Property, (iii) 1994 Additional Finance Equipment to the extent not securing obligations to the
                          Equipment Finance Lenders, and (iv) 1994 Additional Finance Account Collateral, such liens to be shared pari passu with the Term Loan and the 1995 Note; and

                          Second liens on (i) 1994 Additional Finance Livestock, and (ii) 1994 Additional Finance Equipment
                          to the extent securing obligations to the Equipment Finance Lenders, such liens to be shared pari passu with the Term Loan and the 1995 Note.
----------------------------------------------------------------------------------------------------------------------------


         4.      Preference Unit Equity Interests

                 In September 1992, Finance privately placed $26,600,000 of preferred limited partnership interests in Finance (collectively, the "Preference Unit Equity Interests"), pursuant to the Amended and Restated Exchangeable Preference Unit Purchase Agreement dated as of September 15, 1992, as amended and restated as of October 7, 1993. Farms guaranteed the obligations of Finance with respect to the Preference Unit Equity Interests on an unsecured basis. The Preference Unit Equity Interests, which mature on October 1, 1996, carry the dividend rate of 12.5% per annum payable in cash semiannually. Unpaid distributions are cumulative and compounded, and are paid when sufficient funds are available. The outstanding amount of the Preference Unit Equity Interests as of the Commencement Date was approximately $31 million, including accretions. On the Commencement Date, the Preference Unit Equity Interests were held by (i) five institutions for their own account or for funds and other accounts managed by such institutions (which are also holders of one or more series of the Secured Notes), which held in the aggregate 99% of such interests, and (ii) CFI, which holds 1% of such interests.

         5.      Certain Interaffiliate Obligations
                 and Other Transactions

                 Farms/Finance. As of the Commencement Date, Farms' long-term debt included a secured demand note dated September 15, 1992, as amended and restated on October 7, 1993, issued to Finance relating to the construction funding provided by Finance to Farms (the "Farms/Finance Note"). Interest on the Farms/Finance Note is accreted monthly at the Federal short-term rate. The obligations of Farms under the Farms/Finance Note are secured by substantially all the assets of Farms, such obligations being subordinated to the security interests granted by Farms as collateral security for the guarantees of payment of the 1992 Notes, 1993 Notes and 1995 Note. The Farms/Finance Note and the related collateral have been pledged by Finance to the Collateral Trustee for the benefit of the holders of the 1992 Notes, 1993 Notes and 1995 Note. Approximately $216 million was outstanding under the Farms/Finance Note as of December 31, 1995. The net amount of the Claims of Finance against Farms under the Farms/Finance Note, after deducting approximately $48 million owed by Finance to Farms for transactions pursuant to the Operating Agreement, is approximately $172 million (the "Farms/Finance Note Claim").

                 Finance Holdings/Finance. At the time Finance was created, it granted Finance Holdings a put on Finance Holdings' common limited partnership interests in Finance pursuant to that certain Amended and Restated Put Agreement dated as of September 15, 1992, as amended (the "Put Agreement").
The put may be exercised in the event of certain changes in Missouri corporate farming law and has not been exercised as of the Commencement Date. The put is secured by a subordinated security interest in Finance's assets, including an assignment of Finance's security interest under the Farms/Finance Note. Farms guaranteed Finance's obligations under the put on a secured basis.

                 Harms & Gordon/Finance. In August 1991, Messrs. Harms and Gordon jointly borrowed $1 million from Finance to finance the purchase of the capital stock of Farms (the "Farms Stock Loan"). The Farms Stock Loan is secured by the capital stock of Farms. The obligations of Messrs. Harms and Gordon with respect to the Farms Stock Loan are non-recourse and, accordingly, there is no personal liability associated with the Farms Stock Loan. The Farms Stock Loan bears interest at the Federal short-term rate. Pursuant to the Stock Option Agreement, dated as of August 13, 1991 (the "Option Agreement"), Finance holds an option to acquire all of the capital stock of Farms from Messrs. Harms and Gordon at a price equal to the adjusted net asset value of Farms. The option may be exercised in the event of certain changes in Missouri corporate farming law and has not been exercised as of the Commencement Date.

                 CFI/Finance. As of the Commencement Date, CFI owed approximately $268,700 to Finance.

                 Premium Holdings/Finance. As of the Commencement Date, Premium Holdings owed approximately $270,000 for professional fees, debt issuance costs and other expenses that Finance paid on behalf of Premium Holdings.

                 CFI/Morgan Stanley Funds. As of the Commencement Date, CFI was a holder of certain unsecured capital contribution notes issued by the Morgan Stanley Funds over a period of time in an aggregate outstanding amount of $20 million (collectively, the "Capital Contribution Notes").


                                      IV.

          EVENTS PRECEDING THE COMMENCEMENT OF THE CHAPTER 11 CASES

A.       Factors That Precipitated the Need
         for Financial Restructuring

                 - Commodities Prices. PSF's operations and financial condition are significantly affected by the cost of feed stocks and by the selling prices for hogs, pork and pork products, all of which are determined by constantly changing market forces of supply and demand over which PSF has no control. PSF's feed component costs are primarily dependent on crop conditions in the United States, which can be volatile as a result of a number of factors, the most important of which are weather, current and projected feed stock supplies and prices, grain export prices and supports, and the federal government's agricultural policies.

                 Poor harvest results for 1995 caused feed stock prices to increase significantly in 1996, while hog prices descended to unprecedented low levels. Live hog market prices did not begin to increase until the end of the first quarter of 1996. Such commodities prices are of material importance to the Debtors. The cost of feed in any swine livestock business ranges between 55% and 65% of the total cost to raise an animal to market weight. The average market price of corn rose between 1994 and 1995 from $2.60 per bushel to $2.99 per bushel, reaching approximately $5.07 per bushel as at May 22, 1996. During the same period of time, the average market price of soybeans rose from $182.07 per ton to $187.84 per ton, reaching approximately $238 per ton as at May 22, 1996.

                 During the same period of time, the average market price of live hogs plummeted to reach levels not experienced on a comparative basis during the last 20 years. For example, in November 1994, the average live hog market price was $28.76 per hundredweight (100 pounds). This is in marked contrast to the average live hog market price of $43.70 per hundredweight in November 1993. Although the current average live hog market price has risen to $63.00 per hundredweight, as at May 22, 1996, operating income continued to be significantly negatively affected by the unprecedented cost of feed stocks.

                 Escalation of prices for feed stocks and volatility in live hog prices have had a materially adverse effect on the operations of Farms. Farms estimates that, on an annual basis, a $1 per hundredweight change in live hog market prices has an impact of approximately $4.7 million in annual revenues, a $.10 per bushel change in corn prices has an impact of approximately $1.4 million in annual revenues, and a $10/ton change in soybean prices has an impact of approximately $1.4 million on Farms' revenues.

                 - Herd Productivity and Processing Plant. Furthermore, in 1995, which was the first complete year of full capacity operations, PSF experienced productivity problems with its sow herd. The number of pigs born alive per litter, the farrowing death loss and the nursery death loss, the number of pigs placed per sow per year, the grow/finish death loss, and the feed conversion ratio, were, for the most part, materially less than anticipated. All of these factors contributed to lower than projected revenues.

                 - Personnel. Recruitment and retention of qualified personnel have been a challenge for PSF. PSF initially has experienced a shortage of sufficiently qualified people for necessary positions. That situation has been substantially remedied.

                 - Leverage. The majority of PSF's facilities have been recently built and required substantial capital expenditures, which were financed at high rates of interest. As a consequence, PSF is highly leveraged with a debt to total capitalization ratio exceeding 90%, which is much higher than its competitors. PSF's interest expense in 1995 aggregated approximately $62 million.

                 - Reduction in Credit Availability. Since the availability of credit to PSF under the Revolving Credit Facility is tied to, among other things, the live hog market prices and eligible accounts receivable, the fall in the live hog market prices contracted PSF's borrowing capacity under the Revolving Credit Facility. In February 1996, the Revolving Credit Facility Lenders exercised powers under that facility to reduce availability of credit thereunder. Since that time, PSF has been unable to borrow any additional amounts under the Revolving Credit Facility. PSF has also experienced some contraction of normal trade credit with the resulting need for increased working capital funds.

B.       Remedial Action Taken by PSF

                 In response to the problems described above, PSF implemented a number of actions and strategies in an attempt to improve its operations. For instance, PSF implemented a cost-cutting program involving, among other things, workforce reductions of approximately 175 employees, reductions in annualized management compensation of approximately $1.1 million as at May 15, 1995, and other actions intended to reduce operating costs at PSF's Missouri and Texas facilities.

                 PSF also began selling or disposing of certain assets which were not integral to its operations. In February 1996, PSF sold Mariah(R) Foods, an Indiana processor of live hogs and producer of smoked hams, for the gross purchase price of approximately $2 million, plus an additional adjustment for inventory. In December 1995, PSF sold Bird Farm(R), a Midwestern marketer of sausage and other pork products, to its original owners, for a nominal amount in order to avoid substantial liabilities associated with its operations. The sale of Bird Farm(R) resulted in a loss of approximately $250,000 to PSF.

                 Notwithstanding the foregoing efforts, the contraction of bank credit availability, the high cost of capital, the limitations of normal trade credit terms, and volatility in live hog and feed stock prices, led to liquidity problems and recurring losses. Consequently, the need for a restructuring of PSF's existing highly leveraged capital structure became manifest. PSF extensively reviewed and analyzed the constituent parts of its business and developed a comprehensive business plan for the years 1996 through 1998 (the "Business Plan"). After a review and analysis of its position in the live hog and pork processing industry and the reassessment of its viability, PSF undertook to implement a financial restructuring.

                 During the end of 1995, PSF initiated discussions with the Lenders and holders of the Secured Notes as to the need to restructure and reorganize its business and finances. In early 1996, an informal committee of certain holders of the Secured Notes (the "Bondholders' Committee") was organized in connection with a restructuring of the obligations evidenced by the Secured Notes. The Bondholders' Committee currently consists of representatives of Putnam Investment Management, The Prudential Insurance Company of America, Inc., GEM Capital Corporation (Cypress), and Loews Corporation, which together hold approximately 85% of the Secured Notes. Negotiations as to the terms and conditions of a restructuring and a proposed chapter 11 plan extended over a period of several months. The Lenders and the Bondholders' Committee each engaged professionals to review and assess the business of, and restructuring proposals made by, PSF. Concurrently, PSF conducted negotiations with the Lenders with respect to providing financing during the administration of cases under chapter 11 of the Bankruptcy Code, if necessary, and providing additional financing upon emergence from chapter 11. As a consequence of these discussions and negotiations, the parties have agreed to a restructuring transaction which forms the basis of the Plan. The parties believe that such restructuring, as incorporated into the Plan, if implemented, would remedy PSF's financial distress and enhance PSF's overall creditworthiness and viability.

                 The Lenders, the members of the Bondholders' Committee, Morgan Stanley Group Inc. and MS&Co. executed a "lock-up" agreement, dated as of July 1, 1996, pursuant to which they agreed to vote to accept the Plan and no other chapter 11 plan for the Debtors and not to transfer their Claims except to entities that agree to be bound by the terms of the agreement. In addition, each holder of a Secured Bank Claim severally agreed to enter into the New Senior Credit Agreement at the time of consummation of the Plan, subject to the terms and conditions of the New Senior Credit Agreement. PSF agreed to pursue diligently the plan confirmation process. The obligations under the agreement terminate if (i) the order approving the Disclosure Statement is not entered by September 1, 1996, (ii) the Effective Date of the Plan does not occur by October 31, 1996, (iii) an event occurs having a material adverse change on PSF's business, assets or operations, or (iv) the Bankruptcy Court enters an order, the practical effect of which is to render it highly unlikely that the Plan can be consummated.

                                       V.

                            THE REORGANIZATION CASES

A.       Commencement of the Reorganization Cases

                 Consistent with the agreements reached with the Lenders and the Bondholders' Committee, the Chapter 11 Cases were commenced on July 2, 1996, and a disclosure statement and a chapter 11 plan were concurrently filed. The Debtors continue to operate their business and manage their properties as Debtors in Possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

B.       Creditors' Committee

                 In light of the prearranged chapter 11 plan, the existence and continued functioning of a Bondholders' Committee, the Bankruptcy Court's order authorizing the Debtors to pay prepetition ordinary course liabilities (with certain exceptions) and the acquiescence of the major unsecured creditors, the United States Trustee elected in the exercise of its discretion not to appoint a statutory committee of unsecured creditors.

C.       Administration of the Chapter 11 Cases

                 - Operational Matters. On the Commencement Date, the Debtors obtained a series of orders from the Bankruptcy Court designed to minimize any disruption of business operations and to facilitate their reorganization.

                 - Payment of Debt Incurred in the Ordinary Course of Business. The objective of the Chapter 11 Cases is to restructure the outstanding indebtedness to institutional creditors holding the Secured Notes and the outstanding Preference Unit Equity Interests held by institutional equity security holders. It is essential to the Plan that relationships with trade vendors and other holders of debt incurred in the ordinary course of business, and relationships with employees and consultants, not be disrupted or impaired. In that connection, by order dated July 2, 1996, the Bankruptcy Court authorized the Debtors to pay, in their discretion, all undisputed indebtedness and obligations (other than the indebtedness or liabilities that are impaired and to be restructured under the Plan and the liabilities relating to the Texas Expansion) incurred in the ordinary course of business as such indebtedness and obligations mature in accordance with their terms, and to pay salaries, wages, benefits and other amounts owed to employees and consultants. These include obligations that were, or may have been, incurred prior to the Commencement Date.

                 - DIP Credit Agreement, Use of Cash Collateral and Adequate Protection. In order to have sufficient funds to operate during the course of the Chapter 11 Cases and to provide confidence to suppliers and employees, PSF entered into that certain Credit Agreement, dated as of July 2, 1996, among Finance, as borrower, Farms as guarantor, Chemical

Bank as agent, and the Lenders named in such agreement (together with related documents delivered pursuant to such agreements, the "DIP Credit Agreement").

                 By order dated July 2, 1996, the Bankruptcy Court authorized PSF to obtain credit pursuant to the DIP Credit Agreement in an amount not exceeding $39 million (the "Interim DIP Financing Order"). As there were no objections to the Interim DIP Financing Order, it became a final order on July 24, 1996 (the "DIP Financing Order"), and PSF may obtain credit to incur obligations not exceeding the commitment amount of $99,831,517. The DIP Credit Agreement is scheduled to expire, in the absence of an event of default thereunder, on the earlier of December 31, 1996, or the Effective Date of a consummated plan of reorganization for PSF, subject to extension to June 1997.

                 Pursuant to the DIP Financing Order, PSF is required to and has provided adequate protection to the Lenders for the use of cash collateral during the pendency of the Chapter 11 Cases and for the liens primed by the DIP Financing Documents. The adequate protection consists of (i) the granting of new liens and security interests to the Lenders to secure the amount, if any, equal to the excess of (a) the aggregate diminution after the Commencement Date of the value of the Lenders' collateral over (b) the aggregate reductions after the Commencement Date in the Secured Bank Claims from the proceeds of such collateral, (ii) the payment of current interest to the Lenders at the non-default rate during the pendency of the Chapter 11 Cases on account of the indebtedness outstanding under the Bank Credit Agreement, (iii) application of substantially all cash in the possession and control of PSF to pay down the prepetition obligations under the Bank Credit Agreement, and (iv) the granting of administrative expense priority to the holders of the Secured Notes for Claims arising from diminution of value of their liens during the pendency of the Chapter 11 Cases and payment of reasonable professional fees and expenses of attorneys and financial advisors to the Bondholders' Committee.

                 -        Bar Date Order.   On July 23, 1996, the Bankruptcy
Court entered an order establishing August 15, 1996, as the last date by which proofs of claim against the Debtors had to be filed (the "Bar Date Order"). On or before July 26, 1996, notice of entry of the Bar Date Order was given to all current holders of claims against the Debtors.

                                      VI.

                                    THE PLAN

                 The Debtors believe that (i) the Plan will result in substantially greater recoveries for the holders of Allowed Claims and Equity Interests than would otherwise be recovered if PSF were liquidated under chapter 7 of the Bankruptcy Code, and (ii) the Plan will afford PSF the opportunity and ability to continue in business as a viable going concern.

                 The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The following is a summary of the Plan:

A.       Treatment of Compensation and Reimbursement
         Claims and Other Administrative Expenses

         1.      Compensation and Reimbursement Claims

                 Compensation and reimbursement Claims are Administrative Expense Claims for compensation of professionals and reimbursement of expenses incurred by such professionals, pursuant to subsections 503(b)(2), 503(b)(3), 503(b)(4), and 503(b)(5) of the Bankruptcy Code (the "Compensation and Reimbursement Claims"). All payments for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and requirements of the office of the United States Trustee guidelines relating to the allowance of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications of compensation for services rendered and reimbursement of expenses.

                 Section 503(b) of the Bankruptcy Code also provides for payment of compensation to creditors, indenture trustees and other entities making a "substantial contribution" to a reorganization case, and to attorneys for and other professional advisors to such entities. Such requests must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

                 Each holder of a Compensation and Reimbursement Claim (i) shall file its respective final application for an allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, and (ii) will be paid in full such amounts as are Allowed by the Bankruptcy Court (a) upon the later of the Effective Date and the date upon which the order relating to the allowance of any such Administration Expense Claim becomes a Final Order or (b) upon such other terms as may be mutually agreed between such holder of such Claim and the Reorganized Debtors.

         2.      Other Administrative Expense Claims

                 Other Administrative Expense Claims are rights to payment as a cost or expense of administration of the Chapter 11 Cases that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates, any actual and necessary costs or expenses of operating the business of the Debtors, any indebtedness or obligations incurred by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the indebtedness or acquisition or lease of property, and fees or charges assessed against the estates of the Debtors under section 1930, chapter 123, title 28, United States Code.

                 The Plan provides that Administrative Expense Claims will be paid in full on the Effective Date. Liabilities incurred in the ordinary course of business by the Debtors in Possession after the Commencement Date and indebtedness or obligations arising under loans or advances to the Debtors in Possession, whether or not incurred in the ordinary course of the business of the Debtors will be paid by the Reorganized Debtors in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing on other documents relating to such transactions.

         3. Compensation to Attorneys and Advisors to Bondholders' Committee, and the Indenture Trustee and the Collateral Trustee

                 Notwithstanding anything contained in the Plan or this Disclosure Statement to the contrary, the fees and expenses of the legal and financial advisors to the Bondholders' Committee will be paid as set forth in the DIP Financing Order. To the extent not previously paid during the Chapter 11 Cases pursuant to the DIP Financing Order, the reasonable fees and expenses incurred on or after the Commencement Date by attorneys and financial advisors retained by the Bondholders' Committee with the consent of the Debtors prior to the Commencement Date and the reasonable fees and expenses incurred by the Indenture Trustee and the Collateral Trustee will be paid (without application by or on behalf of any such professionals to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court upon request of a party in interest) by Reorganized Finance and Newco as an Administrative Expense Claim under the Plan. If there is a dispute about the amount of fees and expenses to be paid to any such professional, the amount of any such fees and expenses will be determined by the Bankruptcy Court.

B.       Classification and Treatment of Claims and Equity Interests

         1. Class 1 - Priority Tax Claims - Priority Tax Claims are those Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. Allowed Priority Tax Claims will be paid in the ordinary course of business during the Chapter 11 Cases and, to the extent unpaid, will be paid in full by the applicable Reorganized Debtor if against Finance Holdings, Premium Holdings or CFI, and, with respect to such Claims against Finance or Farms, by Newco in accordance with the terms and conditions of governing agreements or applicable law.

         2. Class 2 - Other Priority Claims - Other Priority Claims are Claims which are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Allowed Other Priority Claims will be paid in the ordinary course of business during the Chapter 11 Cases and, to the extent unpaid, will be paid in full by the applicable Reorganized Debtor if against Finance Holdings, Premium Holdings or CFI, and, with respect to such Claims against Finance or Farms, by Newco in accordance with the terms and conditions of governing agreements or applicable law. The Debtors estimate that there are no unpaid Allowed Other Priority Claims.

         3. Class 3 - Secured Bank Claims - Secured Bank Claims are those Claims against Finance as obligor and Farms as guarantor arising from or relating to the Bank Credit Agreement, including Claims under the Revolving Credit Facility and the Term Loan. Pursuant to the Plan, on the Effective Date, each holder of an Allowed Secured Bank Claim will receive, in full satisfaction of such Allowed Claim, Cash equal to the full amount of such Allowed Claim. As of the Effective Date, (i) all of the liens and security interests securing Secured Bank Claims, and (ii) all Secured Bank Claims based upon guarantees of collection, payment or performance of any obligation by Farms, will be deemed relinquished and released. Pursuant to the Plan, the Secured Bank Claims are Allowed Claims in the principal amount of approximately $67,153,000, plus interest at the non-default rate, fees, expenses and unreimbursed draws on the letter of credit issued under the Bank Credit Agreement.

         4. Class 4 - Secured Note Claims - Secured Note Claims are those Claims against Finance as borrower and Farms as guarantor arising from the 1992 Notes, the 1993 Notes, the 1994 Notes and the 1995 Note. Pursuant to the Plan and in accordance with the Restructuring Transactions, on the Effective Date, each holder of an Allowed Secured Note Claim will receive in full satisfaction of such Allowed Claim its Pro Rata Share of $101,496,978 in principal amount of New PIK Notes to be issued by Newco and 9,216,789 New LLC Interests representing approximately 92% of total New LLC Interests issued on the Effective Date. As of the Effective Date, (i) all of the liens and security interests securing Secured Note Claims; and
                 (ii) all Claims based upon guarantees of collection, payment or performance of any obligation by Farms, will be deemed relinquished and released. Pursuant to the Plan, the Secured Note Claims are Allowed in the aggregate amount of $446,357,630, representing principal plus accrued but unpaid interest to the Commencement Date, as follows: (i) $129,896,640 in 1992 Note Claims, (ii) $202,860,976 in 1993
                 Note Claims, (iii) $106,666,680 in 1994 Note Claims, and (iv) $6,933,334 in 1995 Secured Note Claims.

         5. Class 5 - Other Secured Claims - Other Secured Claims are Secured Claims (other than the Secured Bank Claims, the Secured Note Claims, the Construction Claims, and the Farms/Finance Note Claim) that are secured by a lien, pledge, or a security interest in the Debtors' real or personal property, including Claims arising from certain financing leases for machinery, equipment, or other personal property of Finance or Farms. Pursuant to the Plan, all Allowed Other Secured Claims will be reinstated as against the applicable Reorganized Debtor (or, pursuant to the Restructuring Transactions, against Newco) and rendered unimpaired pursuant to section 1124 of the

                 Bankruptcy Code on the later of the Effective Date or the date such Claim becomes an Allowed Claim.

         6. Class 6 - Construction Claims - Construction Claims are those Claims, whether secured or unsecured, arising from a contract or subcontract related to the Texas Expansion. Pursuant to the Plan, each holder of an Allowed Construction Claim will receive, in full satisfaction of such Claim, Cash in the full amount of such Allowed Claim, on the later of the Effective Date or the date that such Claim becomes an Allowed Claim. Upon payment in full of an Allowed Construction Claim pursuant to the Plan, each holder of such Allowed Claim shall be deemed to have relinquished and released any Lien securing such Claim, and shall, prior to receiving any distribution under the Plan, execute appropriate written documentation effectuating or confirming such relinquishment or release.
                 The Debtors estimate that the Allowed Construction
                 Claims aggregate approximately $3.8 million.

         7. Class 7 - General Unsecured Claims - General Unsecured Claims are all unsecured Claims, other than (i) Compensation and Reimbursement Claims, (ii) Other Administrative Expense Claims, (iii) Priority Tax Claims, (iv) Other Priority Claims,
                 (v) Construction Claims, (vi) Farms/Finance Note Claim, and
                 (vii) Other Intercompany Claims. General Unsecured Claims include, among other things, Claims of the Debtors' trade vendors and suppliers and Claims arising from the Debtors' rejection of executory contracts and unexpired leases. Pursuant to the Plan, to the extent unpaid prior to the Effective Date, all Allowed General Unsecured Claims will be paid in full by the applicable Reorganized Debtor if against Finance Holdings, Premium Holdings or CFI, and, with respect to such Claims against Finance or Farms, by Newco in accordance with the terms and conditions of governing agreements, custom or trade practice.

         8.A. Subclass 8.A - Farms/Finance Note Claim - The Farms/Finance Note Claim is a Claim held by Finance against Farms for funds advanced to Farms for construction, capital expenditures and operating needs, and is secured by a pledge of certain real and personal property of Farms. On the Effective Date, pursuant to the Restructuring Transactions, the Farms/Finance Note Claim will be transferred and assigned to Reorganized Finance, which, in turn, will transfer and assign such note to Newco. On the Effective Date, Newco will receive, by process of law and in satisfaction of the indebtedness represented by the Farms/Finance Note, and by enforcement of the Liens on Farms' assets to secure the payment of such indebtedness, all of the assets of Farms subject to the liabilities of Farms as provided under the Plan.

         8.B. Subclass 8.B - Other Intercompany Claims - Other Intercompany Claims are all Claims held by one Debtor against any other Debtor, excluding the

                 Farms/Finance Note Claim. On the Effective Date, each holder of an Allowed Other Intercompany Claim will receive payment of $1,000 per such claim.

         9.A. Subclass 9.A - Preference Unit Equity Interests in Finance - The Preference Unit Equity Interests in Finance arise from the Preference Unit Equity Interests issued by Finance in 1992 to certain of the holders of the Secured Notes and CFI. Pursuant to the Plan and in accordance with the Restructuring Transactions, each holder of an Allowed Preference Unit Equity Interest will receive, in full satisfaction of such Equity Interest, its Pro Rata Share of $5,321,204 in principal amount of New PIK Notes to be issued by Newco and 483,211 New LLC Interests representing approximately 4.83% of total New LLC Interests issued on the Effective Date.

         9.B. Subclass 9.B - Premium Holdings' Limited Partnership Interests in Finance - The Limited Partnership Interests in Finance held by Premium Holdings are Equity Interests arising from Premium Holdings' 26% common limited partnership interest in Finance. On the Effective Date, Premium Holdings will receive, in full satisfaction of such Equity Interests, (i) 78,000 New LLC Interests representing .78% of total New LLC Interests issued on the Effective Date, and (ii) Warrants to purchase 532,530 New LLC Interests in an amount representing approximately 4.4% of the outstanding New LLC Interests, on a fully diluted basis.

         9.C. Subclass 9.C - Finance Holdings' Limited Partnership Interests in Finance - The Limited Partnership Interests in Finance held by Finance Holdings are Equity Interests arising from Finance Holdings' 73% common limited partnership interest in Finance. On the Effective Date, Finance Holdings will receive, in full satisfaction of such Equity Interests, (i) 219,000 New LLC Interests representing 2.19% of total New LLC Interests issued on the Effective Date, and (ii) Warrants to purchase 1,495,180 New LLC Interests in an amount representing approximately 12.41% of the outstanding New LLC Interests, on a fully diluted basis.

         9.D. Subclass 9.D - CFI's General Partnership Interest in Finance - The General Partnership Interest in Finance held by CFI is an Equity Interest arising from CFI's 1% general partnership interest in Finance. On the Effective Date, CFI will receive, in full satisfaction of such Equity Interest, (i) 3,000 of New LLC Interests representing .03% of total New LLC Interests issued on the Effective Date, and (ii) Warrants to purchase 20,482 New LLC Interests in an amount representing approximately .2% of the outstanding New LLC Interests, on a fully diluted basis.

         10. Class 10 - Equity Interests in Farms - Class 10 consists of all Equity Interests of Farms. Pursuant to the Plan, all Allowed Equity Interests in Farms will be canceled and the holders thereof will receive no distributions on account of such interests.

         11. Class 11 - Equity Interests in Premium Holdings - Class 11 consists of all Equity Interests of Premium Holdings. Pursuant to the Plan, each holder of an Allowed Equity Interest in Premium Holdings will retain such interest.

         12. Class 12 - Equity Interests in Finance Holdings - Class 12 consists of all Equity Interests of Finance Holdings. Pursuant to the Plan, each holder of an Allowed Equity Interest in Premium Holdings will retain such interest.

         13. Class 13 - Equity Interests in CFI - Class 13 consists of all Equity Interests of CFI. Pursuant to the Plan, each holder of an Allowed Equity Interest in CFI will retain such interest.

C.       Securities to Be Issued Under the Plan

         1.      New PIK Notes

                 The New PIK Notes will be issued by Newco pursuant to a trust indenture (the "New PIK Notes Indenture"), which will be qualified under the Trust Indenture Act of 1939, as amended. An indenture trustee will be selected before the Confirmation Hearing.

                 The New PIK Notes will be issued in an original aggregate principal amount of $117,500,000, to be distributed as follows: (i) $101,496,978 to the holders of the Secured Note Claims, (ii) $5,321,204 to the holders of Preference Unit Equity Interests, and (iii) $10,681,818 to the Morgan Stanley Funds. The New PIK Notes will bear interest at a fixed annual rate of 11%, compounded semiannually. Interest will be paid in-kind until payment in full of the New Term Loan, and thereafter will be payable in Cash. The New PIK Notes will mature on the seventh anniversary of the Effective Date. To the extent not prohibited by the New Senior Credit Agreement or the New Second Priority Note Agreement, the PIK Notes will be subject to optional redemption by Newco at any time at a premium starting at 111% of principal amount, declining to par at the fifth anniversary of the Effective Date, and to optional redemption by the holders of the New PIK Notes upon a change in control.

                 The New PIK Notes will be guaranteed by Reorganized Finance and will be collaterally secured by a lien on all assets of Newco, which lien will be junior to the indebtedness and liens under the New Senior Credit Agreement and to the indebtedness and liens under the New Second Priority Note Agreement.

                 The New PIK Notes Indenture will contain customary and usual affirmative covenants, including compliance with laws, payment of taxes and maintenance of corporate existence, properties and insurance, and negative covenants, including limitations on (i) the incurrence of new indebtedness and liens, subject to permitted exceptions, (ii) disposition of assets, (iii) transactions with affiliates, and (iv) restricted payments. Events of default for the

New PIK Notes will be usual for the indebtedness of this kind, with customary grace and notice provisions, including non-payment of principal and interest, violation of covenants, cross-default and cross-acceleration, material judgments, bankruptcy, and invalidity of security documents.

         2.      New LLC Interests and Warrants

                 Pursuant to the Restructuring Transactions described in
Section VI.E.1, "The Plan -- Implementation of the Plan; Restructuring Transactions," on the Effective Date, Finance will be merged into Reorganized Finance to be formed prior to the Effective Date. All of the partnership interests in Finance, including, without limitation, the general partnership interest, the common limited partnership interests, and the Preference Unit Equity Interests will be canceled on the Effective Date. Options to acquire common limited partnership interests in Finance are executory contracts and will be rejected as of the Effective Date.

                 In connection with the merger of Finance into a limited liability company and pursuant to the Restructuring Transactions, holders of Allowed Secured Note Claims and Allowed Preference Unit Equity Interests and Premium Holdings, Finance Holdings and CFI (Classes 4 and Subclasses 9.A, 9.B, 9.C and 9.D, respectively) will receive all of the outstanding New LLC Interests in Reorganized Finance, which will be a limited liability company.

                 Pursuant to the Plan and the LLC Agreement (described in Section VII.A.2, "Governance and Management of Reorganized Finance, Newco and Reorganized Debtors -- Management of Reorganized Finance, Newco and Reorganized Debtors; Reorganized Finance"), and after giving effect to the Restructuring Transactions, Reorganized Finance will issue 10,000,000 New LLC Interests, which, subject to dilution for any employee options, will be distributed as follows: (i) 9,216,789 New LLC Interests, in the aggregate, to the holders of Allowed Secured Note Claims, (ii) 483,211 New LLC Interests, in the aggregate, to the holders of Preference Unit Equity Interests, (iii) 78,000 New LLC Interests to Reorganized Premium Holdings, (iv) 219,000 New LLC Interests to Reorganized Finance Holdings, and (v) 3,000 New LLC Interests to Reorganized CFI.

                 Pursuant to the Plan, Reorganized Finance will issue Warrants to purchase up to 2,048,192 New LLC Interests (based on there being 10,000,000 such interests outstanding as of the Effective Date) at an exercise price of $45 per share. The Warrants will be distributed as follows: (i) Warrants to purchase 532,530 New LLC Interests, to Reorganized Premium Holdings, (ii) Warrants to purchase 1,495,180 New LLC Interests, to Reorganized Finance Holdings, and (iii) Warrants to purchase 20,482 New LLC Interests, to Reorganized CFI. The Warrants will expire ten years following the Effective Date. The terms and provisions of the Warrants are set forth in the Warrant Agreement, the form of which is contained in the Plan Supplement as Exhibit I.

                 The LLC Agreement provides that all New LLC Interests will have voting rights, except that those New LLC Interests to be received by Morgan Stanley Group Inc. and its affiliates (other than Premium Holdings) will have no voting rights for the New LLC Interests (including any New LLC Interests acquired by them upon exercise of Warrants) for so long as they hold such interests. Certain of the entities which will receive equity securities of Reorganized Finance have agreed among themselves to enter into an agreement on the Effective Date which will impose certain rights to participate, or to cause other parties to such agreement to participate, in sales of substantial portions of the equity interests in Reorganized Finance.

         3.      Registration of New LLC Interests,
                 New PIK Notes and Warrants

                 The holders of each of the New LLC Interests, the New PIK Notes and the Warrants will receive registration rights entitling them to (i) have their securities included in a four-year shelf registration, (ii) certain "piggy-back" registration rights with respect to other registration statements, and (iii) certain demand registration rights after expiration of the four-year shelf, in each case, in accordance with the terms of the registration rights agreements, the forms of which are contained in the Plan Supplement as Exhibits D, F and J, respectively.

D.       Treatment of Executory Contracts and Unexpired Leases

                 Pursuant to sections 365(a), 365(f) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between a Debtor and any person, including the Settlement Agreement and any other agreements with the State of Missouri or its subdivisions, shall be deemed assumed by the applicable Reorganized Debtor, and, subject to the consent of the Bondholders' Committee, those executory contracts and unexpired leases to which Farms or Finance is a party shall be assumed and assigned to Newco, other than those executory contracts and unexpired leases (i) which have been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such contracts or leases has been filed and served prior to the Confirmation Date, or (iii) which are set forth in Schedule 5.1 to the Plan. The Put Agreement, the Option Agreement and all options for Finance limited partnership interests and for Premium Holdings common stock are executory contracts and will be rejected as of the Effective Date. Farms' guarantee of Finance's obligations under the Put Agreement will be canceled and the liens on Farms' property pledged as collateral for Farms' guarantee will be extinguished as of the Effective Date. All of the notes, pledges, liens and security interests related to the Farms Stock Loan and the Put Agreement will also be extinguished as of the Effective Date.

                 The Confirmation Order will constitute an order of the Bankruptcy Court approving all such (i) assumptions, (ii) subject to the consent of the Bondholders' Committee, assumptions and assignments to Newco of those executory contracts and unexpired leases to which Farms or Finance is a party, including the Settlement Agreement and any other agreements with the State of Missouri or its subdivisions, and (iii) rejections of executory contracts and unexpired leases set forth in Schedule 5.1 to the Plan as of the Effective Date.

The Plan requires that all Claims for damages, if any, arising from the rejection of an executory contract or unexpired lease be evidenced by a proof of claim that is filed with the Bankruptcy Court and served upon attorneys for the Debtors no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such contract or lease and (ii) notice of entry of the Confirmation Order. Failure to file a timely proof of claim will result in such Claim being forever barred.

                 Pursuant to the Plan, all the Debtors' insurance policies and any related agreements, documents or instruments, including, without limitation, property, general liability, feed mill property, boiler and machinery, automobile and physical damage, foreign liability, commercial general liability, excess liability, commercial crime, fiduciary liability, title insurance and directors' and officers' liability policies, and any retrospective premium rating plans relating to such policies, are treated as executory contracts and are assumed by the applicable Reorganized Debtor and, subject to the consent of the Bondholders' Committee, those policies, instruments and agreements to which Farms or Finance is a party, are assumed and assigned to Newco.

                 Unless otherwise modified, terminated, or rejected prior to the Effective Date, all employment, consulting and severance policies, and all compensation and benefit plans, policies and programs of the Debtors applicable generally to their present and former directors, officers, employees, consultants or independent contractors, including, without limitation, all savings plans, retirement and supplemental retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans, but excluding options for receipt of stock and/or partnership interests of any of the Debtors, (i) are treated as executory contracts under the Plan and are assumed by the applicable Debtor, (ii) subject to the consent of the Bondholders' Committee, with respect to those executory contracts to which Farms or Finance is a party, are assumed and assigned to Newco pursuant to sections 365(a), 365(f) and 1123(b)(2) of the Bankruptcy Code, (iii) survive confirmation of the Plan and remain unaffected thereby, and (iv) shall not be discharged in accordance with section 1141 of the Bankruptcy Code.

                 Pursuant to the Plan, payments, if any, due to any person for the purpose of providing reimbursement payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the applicable Debtor prior to the Commencement Date will be continued for the duration of the period such Debtor has obligated itself to provide such benefits.

E.       Implementation of the Plan

         1.      Restructuring Transactions

                 On or as of the Effective Date, the distributions provided for under the Plan shall be effectuated pursuant to the following transactions (the "Restructuring Transactions") in the following order:

                 a. Finance shall be merged with and into Reorganized Finance, with Reorganized Finance surviving and Reorganized Premium Holdings, Reorganized Finance Holdings, Reorganized CFI and holders of Allowed Preference Unit Equity Interests becoming the initial members of Reorganized Finance with economic interests in the form of New LLC Interests substantially identical to their partnership interests in Finance, including that the former holders of Allowed Preference Unit Equity Interests shall have the right to receive distributions totaling the Preference Unit Accumulated Liquidation Preference with respect to their membership interests prior to any of Reorganized Finance, Reorganized Holdings or Reorganized CFI being entitled to receive any distribution with respect to their membership interests, except that the management of Reorganized Finance shall be vested in all of its members, and all of the members of Reorganized Finance shall have limited liability;

                 b. Thereafter, (i) holders of Allowed Secured Note Claims shall contribute, on a pro rata basis, all but $101,496,978 of their Secured Note Claims in exchange for New LLC Interests in Reorganized Finance as members, (ii) former holders of Allowed Preference Unit Equity Interests in Finance will have a pro rata portion of their New LLC Interests in Reorganized Finance redeemed in exchange for the obligation of Reorganized Finance to pay $5,321,204 ("New LLC Debt") and (iii) the LLC Agreement shall be deemed adopted by all of the members after giving effect to the foregoing clauses (i) and
(ii), and, as so adopted, shall reflect the fact that, following the admission of holders of Allowed Secured Note Claims as members and the partial redemption of the interests of former holders of Allowed Preference Unit Equity Interests, such persons as a group will collectively hold (i) as members of Reorganized Finance 97% of the outstanding New LLC Interests of Reorganized Finance and
(ii) debt of Reorganized Finance in the total amount of $106,818,182, in each case, in aggregate; Reorganized Premium Holdings, Reorganized Finance Holdings and Reorganized CFI will collectively hold 3% of the outstanding New LLC
Interests of Reorganized Finance and   Morgan Stanley Group Inc. and its
affiliates (other than Premium Holdings) will have no right to participate in the management of Reorganized Finance;

                 c. Reorganized Premium Holdings, Reorganized Finance Holdings and Reorganized CFI shall receive Warrants to purchase New LLC Interests;

                 d. Reorganized Finance shall transfer to Newco, in exchange for all the capital stock of Newco, all of the assets of Finance (including the Farms/Finance Note and all the capital stock of Princeton Development Corp.), subject to all of the liabilities of Reorganized Finance (including the New LLC Debt issued to former holders of Allowed

Preference Unit Equity Interests and the remaining Allowed Secured Note Claims that were not exchanged for New LLC Interests, which indebtedness totals $106,818,182). Moreover, Newco shall assume, and Reorganized Finance shall thereafter have no further obligation or responsibility for, such liabilities (other than as guarantor), and Newco shall issue to the holders of the New LLC Debt and Allowed Secured Note Claims, in substitution of such obligations assumed by Newco, New PIK Notes in an aggregate principal amount of $106,818,182;

                 e. Newco shall receive, in satisfaction of the Farms/Finance Note (that was contributed by Reorganized Finance to Newco), all of the assets of Farms subject to all of the remaining liabilities of Farms, and, as of the Effective Date, Farms shall be dissolved; and

                 f. The Morgan Stanley Funds shall collectively pay $20 million in cash to Newco in exchange for New PIK Notes having an aggregate principal amount of $10,681,818 and the cancellation by CFI of the Capital Contribution Notes.

                 The foregoing Restructuring Transactions shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the members, stockholders, directors, or partners of the Reorganized Debtors, Newco or Farms.

                 The following chart illustrates the structure of the Debtors after giving effect to the Restructuring Transactions:

                 Post-Reorganization PSF Structure Flowchart
                      Post-Reorganization PSF Structure
           --------------------------------------------------------

                                                                                                          Former Secured
                                                                   99%               Certain Former       Noteholders and __
                                                1%(GP)   ___________________________ Secured              Preference Unit  |
                                                  ______|__________________          Noteholders          Holders          |
                                                  |     |                 |                                                |
Various Shareholders                              |     |                 |                                                |
(including Harms &                            Premium Holdings  L.P.      |           3    55%                   3         |
Gordon)                                                 |     ____________|_  MSLEF II _____________     MSCP III          |
    |___________________________________________        | 2.5%| 18%       |     |         __________|____|     |45%        |
                                    79.5%      |        |     |           |     | 41%    |59%       |       ___|           |
                                              Premium Holdings               Finance  ___|          |_   CFI               |
                                                        |                    Holdings ___                 |                |
                                                        |                                |2.19%           | .03%           |
                                                        |                                |      __________|                |
                                                        |          .78%              Reorganized               97%         |
                                                        |____________________________  Finance  ___________________________|
                                                                                       (an LLC)
                                                                                          |
                                                                                          | 100%
                                                                                          |
                                                                                      Newco
                                                                                      (a Delaware
                                                                                      Corporation)

         2.      Compliance with Farming Laws

                 As of the Effective Date, Farms will no longer be the owner of the Missouri agricultural real property and Newco will not qualify as an "authorized farm corporation." The Restructuring Transactions, however, qualify under another exception to the Missouri corporate farming restrictions for corporations that acquire agricultural land in connection with the collection of debts or the enforcement of a lien or claim on such land. In this regard, on the Effective Date, (i) the holders of the Secured Note Claims and the Preference Unit Equity Interests will have acquired ownership of 97% of the New LLC Interests in Reorganized Finance in partial exchange for their claims and interests and Reorganized Finance will convey the Farms/Finance Note to Newco, and (ii) Newco will acquire the agricultural land and other assets of Farms in cancellation of the Farms/Finance Note Claim.

                 Under this exemption for agricultural land acquired in payment of a debt, PSF believes that Newco may own such agricultural land and conduct its hog operations thereon (including farming activities). This exemption does not authorize Newco to acquire additional agricultural land in Missouri beyond that acquired from Farms on the Effective Date, but PSF does not presently contemplate the need for additional agricultural land in Missouri, and other options may be available if such land is required in the future. Furthermore, the 1993 statute described in Section III.B, "General Information -- Corporate Farming Law," provides an additional exemption for Newco's hog-farming operations to the extent of its availability.

                 With respect to restrictions on ownership of agricultural land in Missouri by aliens or foreign businesses, the only significant foreign interests known to the Debtors that contemplate having an ownership interest in Reorganized Finance on the Effective Date is Hanwa Co., Ltd., which based on its holding of the Secured Note Claims would own less than a 5% interest in Reorganized Finance, which interest would not be a controlling interest in Reorganized Finance or Newco. Therefore, Newco would not be a "foreign business" prohibited from acquiring Missouri agricultural land. The LLC Agreement contains provisions restricting ownership of New LLC Interests by foreign entities.

         3.      Financing to Be Provided As of the Effective Date

                 New Senior Credit Facilities

                 To enable PSF to exit chapter 11, the Lenders are providing an aggregate of $90 million in financing for the working capital and operating needs of Newco on and after the Effective Date subject to and in accordance with the terms of a credit agreement, among Newco, as borrower, Reorganized Finance, as guarantor, Chase Manhattan Bank, N.A., as issuing bank, collateral agent and administrative agent, and the Lenders (the "New Senior Credit Agreement"), the form of which is contained in the Plan Supplement as Exhibit H.

                 The facilities to be provided under the New Senior Credit Agreement will consist of a revolving credit facility in the amount of $60 million (the "New Revolving Credit Facility") and a term loan facility in the amount of $30 million (the "New Term Loan"). Availability under the New Revolving Credit Facility will be based upon a borrowing base formula. Letters of credit may be issued under the New Revolving Credit Facility up to a sublimit of $5 million.

                 The repayment of any indebtedness under the New Senior Credit Agreement will be (i) secured by a first priority perfected lien on substantially all of the assets of Newco, Reorganized Finance and Princeton Development, and (ii) guaranteed by Reorganized Finance and Princeton Development.

                 The New Revolving Credit Facility will mature on September 30, 1999, and the New Term Loan will mature on September 30, 2001. The New Term Loan will be amortized on a quarterly basis, beginning on September 30, 1997, in the amount of $1.5 million each quarter, with a final amortization of $6 million payable at maturity, and will contain other mandatory prepayment provisions.

                 At Newco's option, the interest rates per annum applicable to loans under the New Senior Credit Agreement will be (i) Chemical Bank's Alternate Base Rate plus 2-1/2% or

(ii) Adjusted LIBOR plus 3-1/2%; provided, however, that the applicable margin over the Alternate Base Rate and Adjusted LIBOR shall decrease to 1-1/2% and 2-1/2%, respectively, at such time following the six-month anniversary of the Closing Date as Newco shall have repaid $2,500,000 in principal amount of the New Term Loan. Interest will be payable monthly in arrears. Commitment fees will be equal to 1/2% per annum on the average daily undrawn amount of the New Revolving Credit Facility. Amounts not paid when due will bear interest at a default rate which will be the applicable interest rate (including the applicable margin) plus 2% (or if there is no applicable interest rate, the Alternate Base Rate plus 2%). The letter of credit fee under the New Revolving Credit Facility will be 3% per annum on the undrawn amount of each letter of credit issued and outstanding. Newco will also pay to the Issuing Bank standard fronting, issuance and drawing fees with respect to each letter of credit issued.

                 The New Senior Credit Agreement will include mandatory prepayment provisions and affirmative and negative covenants customary for facilities of this type. In addition, such agreement will contain minimum EBITDA requirements and limits on capital expenditure levels, and customary events of default (with customary grace and notice provisions) typical for facilities of this type.

                 New Second Priority Notes

                 Morgan Stanley Group is providing up to $10 million in financing for working capital and operating needs of Newco after the Effective Date, pursuant to the terms of the New Second Priority Note Agreement, the form of which is contained in the Plan Supplement as Exhibit G.

                 The New Second Priority Notes will be purchased, subject to conditions contained therein, only if the sum of the unused amount available under the New Senior Credit Agreement and total Cash and certain short-term investments of Newco is less than $5 million. The obligation of Morgan Stanley Group to purchase the New Second Priority Notes will terminate two years after the Effective Date. The maturity of the New Second Priority Notes is six years from the Effective Date, subject to earlier redemption. The New Second Priority Notes will bear interest at the rate of 11% per annum payable in cash, quarterly in arrears.

                 The New Second Priority Notes will be guaranteed by Reorganized Finance and will be secured by a second priority lien on substantially all assets of Newco, junior to the lien of the lenders under the New Senior Credit Agreement but senior to the lien of the New PIK Notes.

                 The New Second Priority Notes will incorporate by reference all events of default and covenants for the New PIK Notes, except that acceleration of the New Second Priority Notes will be triggered only by acceleration under the New Senior Credit Agreement or the New PIK Notes Indenture, or breach of specified covenants. The New Second Priority Notes will include additional covenants to preserve the relative priority of the New Second Priority Notes vis-a-vis other secured debt and the collateral securing such notes.

F.       Method of Distributions Under the Plan

                 Subject to Bankruptcy Rule 9010, all distributions to a holder of an Allowed Claim or Allowed Equity Interest shall be made by the applicable Reorganized Debtor and in the case of PSF, by Reorganized Finance or Newco, at the address of such holder as listed on the Schedules filed with the Bankruptcy Court unless superseded by the address listed on a proof of Claim or Equity Interest filed by such holder (or at the last known address of such holder if no proof of Claim or Equity Interest is filed or if the applicable entity has been notified in writing of a change of address). If any distribution to any holder is returned as undeliverable, such Debtor, or Reorganized Finance or Newco, as applicable, shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until a determination has been made concerning the then current address of such holder, at which time such distribution shall be made to such holder without interest. Amounts in respect of any undeliverable distributions made by the applicable Reorganized Debtor and in the case of PSF, by Reorganized Finance or Newco, shall be returned to Reorganized Finance until such distribution is claimed. If no proofs of Claim or Equity Interest are filed and the Schedules filed with the Bankruptcy Court fail to state addresses for holders of Allowed Claims or Allowed Equity Interests, the property distributable to the holders of such Allowed Claims or Allowed Equity Interests shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property shall revert to Newco and the claim of any holder to such property shall be discharged and forever barred. Notwithstanding the foregoing, all distributions on account of the Secured Bank Claims shall be paid by Reorganized Finance or Newco by wire transfer to the agent bank for the Lenders for redistribution to the Lenders.

                 Any distributions and deliveries to be made as of the Effective Date under the Plan shall be made on the Effective Date, or such later date as a Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, or as soon as practicable thereafter. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

                 At the option of Reorganized Finance, any Cash payment to be made under the Plan may be made by a check or wire transfer (unless otherwise specified in the Plan) or as otherwise required or provided in applicable agreements. No payment of Cash of less than $100.00 shall be made by the applicable Reorganized Debtor and in the case of PSF, by Reorganized Finance or Newco to any holder of a Claim unless a request therefor has been made in writing to Reorganized Finance. No fractional New LLC Interests or Warrants shall be distributed.

G.       Procedures for Treating Disputed Claims and Equity Interests

                 Unless otherwise ordered by the Bankruptcy Court after notice and hearing, the Debtors, the Reorganized Debtors or Newco will have the exclusive right (except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code) to make and file objections to proofs of Administrative Expense Claims, Claims, and Equity Interests. The Debtors or the applicable Reorganized Debtor and in the case of Farms and Finance, Reorganized Finance or Newco shall serve a copy of each objection upon the holder of the Administrative Expense Claim, Claim, or Equity Interest to which the objection is made as soon as practicable, but in no event later than thirty (30) days after the Effective Date.

                 Notwithstanding any other provision of the Plan, if any portion of a Claim or Equity Interest is Disputed, no payment or distribution provided under the Plan will be made on account of any of such Claim or Equity Interest, unless and until such Disputed Claim or Disputed Equity Interest becomes Allowed.

                 Payments and distributions to each holder of a Claim or Equity Interest that is Disputed, or is not Allowed, to the extent that such Claim or Equity Interest ultimately becomes Allowed, will be made in accordance with the provisions of the Plan governing the class or subclass of Claims or Equity Interests in which such Claim or Equity Interest is classified. As soon as practicable after the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim or Disputed Equity Interest, or any other Claim or Equity Interest that was not previously Allowed becomes a Final Order, the applicable Reorganized Debtor and in the case of PSF, Reorganized Finance or Newco, will distribute to the holder of such Claim or Equity Interest any payment or property that would have been distributed to such holder if the Claim or Equity Interest had been Allowed as of the Effective Date, without any interest on such payment or property.

H.       Conditions Precedent to the Effectiveness of the Plan

                 The Plan shall not become effective unless and until all of the following conditions have been satisfied or waived by the Debtors, the Bondholders' Committee and the lenders under the New Senior Credit Agreement:

                 (a) the Confirmation Order, in form and substance satisfactory to the Debtors, the Bondholders' Committee and the lenders under the New Senior Credit Agreement, shall have become a Final Order;

                 (b) the following agreements, in form satisfactory to the Debtors, the Bondholders' Committee, and the lenders under the New Senior Credit Agreement shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

                          (1)     the New Senior Credit Agreement,

                          (2)     the New Second Priority Note Agreement,

                          (3)     the New PIK Notes Indenture,

                          (4)     the Warrant Agreement,

                          (5)     the New LLC Interests Registration Rights
                                  Agreement,

                          (6)     the New PIK Notes Registration Rights
                                  Agreement,

                          (7)     the Warrants Registration Rights agreement,

                          (8)     the Intercreditor Agreement,

                          (9)     the LLC Agreement, and

                          (10)    Management Option Plan;

                 (c) the New PIK Notes Indenture shall have been qualified under the Trust Indenture Act of 1939;

                 (d) the Morgan Stanley Funds shall, simultaneously with the effectiveness of the Plan, pay $20 million to Newco in accordance with the Restructuring Transactions; and

                 (e) (x) a deadline for filing proofs of Claim against the Debtors shall have been established by order of the Bankruptcy Court, as a date not later than 15 days prior to the Confirmation Date and (y) neither the Bondholders' Committee nor the Lenders under the New Senior Credit Agreement shall, on or before the Confirmation Date, have determined that the aggregate amount of Claims in Classes 5, 6 and 7 against PSF render the Plan not feasible.

                 If, by the earlier of (x) December 31, 1996 or (y) sixty days after the Confirmation Date, one or more of the foregoing conditions have not occurred or have not been waived, and upon notification submitted by the Debtors to the Bankruptcy Court, attorneys for the Bondholders' Committee, and attorneys for the lenders under the New Senior Credit Agreement, (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (iv) all the Debtors' obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall be deemed to constitute a waiver or release of any claims or Claims by or against the Debtors or any other person, or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

                 The Debtors, with the written consent of the Bondholders' Committee and the lenders under the New Senior Credit Agreement, may waive, by a writing signed by an authorized representative of the Debtors and subsequently filed with the Bankruptcy Court, one or more of the conditions to effectiveness of the Plan.

I.       Effect of Confirmation of the Plan

                 On the Effective Date, the property and estates of Finance and Farms shall vest in Reorganized Finance and Newco as provided in the Restructuring Transactions, and shall be free and clear of all interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan. Unless otherwise provided herein, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                 The rights afforded in the Plan and the treatment of all Claims and Equity Interests provided for in the Plan shall be in exchange for and in complete satisfaction, discharge, and release of Claims and Equity Interests of any nature whatsoever, other than environmental obligations or other contractual obligations with the State of Missouri or any of its subdivisions under federal or state laws, including any interest accrued on such Claims from and after the Commencement Date, against the applicable Debtor and Debtor in Possession, or any of its assets or property. Except as otherwise provided in the Plan, (i) on the Effective Date, all such Claims against, and Equity Interests in, the Debtors shall be satisfied, discharged, and released in full, and (ii) all persons shall be precluded from asserting against Reorganized Premium Holdings, Reorganized Finance Holdings, Reorganized CFI, Reorganized Finance, Newco, their successors, or their assets or property any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind that occurred prior to the Confirmation Date.

J.       Other Provisions of the Plan

         1.      Exculpation

                 Neither the Reorganized Debtors, Reorganized Finance, Newco, the Bondholders' Committee, the Lenders under the Bank Credit Agreement, the lenders under the DIP Credit Agreement, the lenders under the New Senior Credit Agreement, Morgan Stanley Group Inc., the Indenture Trustee and the Collateral Trustee, nor any of their respective members, officers, directors, employees, attorneys, advisors, agents, general partners, partners, or consultants who provide management personnel or who serve as members of management of any of the Debtors, shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the formulation and negotiation of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, Reorganized Premium Holdings, Reorganized Finance Holdings, Reorganized CFI, Reorganized Finance, Newco, the Bondholders' Committee, the Lenders under the Bank Credit Agreement, the lenders under the DIP Credit Agreement, the lenders under the New Senior Credit Agreement, Morgan Stanley Group Inc., the Indenture Trustee and the Collateral Trustee, and each of their respective members, officers, directors, employees, attorneys, advisors, agents, general partners, partners, and consultants who provide management personnel or who serve as members of management of any of the Debtors, shall be entitled to rely upon the advice of attorneys and other professional advisors with respect to their duties and responsibilities under the Plan.

         2.      Releases

                 General Release of Releasees and Other Entities. Pursuant to the Plan, as of the Effective Date, each of the Debtors and Debtors in Possession, and each holder of a Claim against or Equity Interest in any of the Debtors or Debtors in Possession generally releases all present and former officers, directors, attorneys, agents, advisors, partners and officers and directors of such partners, of or to the Debtors, and consultants who provide management personnel or who serve as members of management of any of the Debtors (collectively, the "Releasees"), in any capacity, the Lenders under the Bank Credit Agreement, the holders of the Secured Notes, the holders of Preference Unit Equity Interests, the Indenture Trustee and the Collateral Trustee from claims, obligations, rights, causes of action and liabilities held by such Debtor, Debtor in Possession or such holder against such individuals and entities, whether known or unknown, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date, in any way relating to the Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan, the Bank Credit Agreement, the Secured Notes, the Preference Unit Equity Interests and the Equity Interests in the Debtors, the Indenture Trustee and the Collateral Trustee and the ownership, management and operation of the Debtors.

                 General Release by Releasees and Certain Entities. As of the Effective Date, each of the Releasees, in any capacity, the Lenders under the Bank Credit Agreement, the holders of the Secured Notes, the holders of Preference Unit Equity Interests, the Indenture Trustee and the Collateral Trustee generally releases each of the Debtors, the Debtors in Possession, and each holder of a Claim against or Equity Interest in any of the Debtors or Debtors in Possession, in each case in any capacity, from claims, obligations, rights, causes of action and liabilities held by such Releasee, the Lenders under the Bank Credit Agreement, the holders of the Secured Notes, the holders of Preference Unit Equity Interests, the Indenture Trustee and the Collateral Trustee against any of the Debtors, the Debtors in Possession or any such Releasee or holder, whether known or unknown, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date, in any way relating to the Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan, the Bank Credit Agreement, the Secured Notes, the Preference Unit Equity Interests and the Equity Interests in the Debtors and the ownership, management and operation of the Debtors; provided, however, that this sentence shall not affect the obligations of the Debtors under Sections 2.3 and 5.6 of the Plan.

                 Binding Effect of Releases. Each Releasee and each holder of a Claim and each holder of an Equity Interest, including, without limitation, a Secured Bank Claim, a Secured Note Claim or a Preference Unit Equity Interest, the Indenture Trustee and the Collateral Trustee will be deemed to have agreed to the provisions of Sections 13.1 and 13.2 of the Plan, and shall be bound thereby for all purposes whatsoever.

         3.      Indemnification Obligations

                 The Plan generally provides that the obligations of each Debtor to indemnify its present and any former directors, officers, general partners, partners, employees, and consultants who provide management personnel or who serve as members of management of any of the Debtors, that were directors, officers, general partners, partners, employees, or such consultants at any time (each, an "Indemnified Person") on or after the Commencement Date against any obligations pursuant to such Debtor's certificate or articles of incorporation, bylaws, partnership agreement, applicable state law or specific agreement, or any combination of the foregoing, will survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether indemnification is owed in connection with an event occurring before, on or after the Commencement Date. To the knowledge of the Debtors, no claims giving rise to a right of indemnification have been asserted against any director, officer, general partner, partner, employee, or consultant who provides management personnel or who serves as a member of management of any of the Debtors, prior to the Commencement Date.

                 Notwithstanding any provision of the Plan, including, without limitation, Sections 5.1 or 5.6(a), all obligations of the Debtors to indemnify, or to pay contribution or reimbursement to any Indemnified Person, whether pursuant to its respective articles of incorporation, by-laws, partnership agreements, applicable law, or specific agreement, or any combination of the foregoing, in respect of all past, present and future actions, suits and proceedings against any such Indemnified Person based upon any act or omission related to service with, for or on behalf of any of the Debtors or Debtors in Possession or any present or former affiliate of any Debtor arising out of or related, directly or indirectly, to any action, suit or proceeding against any such person (i) brought by any person which is a present or former purchaser, seller, underwriter or owner, in each case, acting in such capacity, of present or former securities of any Debtor or of any present or former affiliate thereof, including, without limitation, the Morgan Stanley Funds or brought by or in the name of any Debtor, in each case, arising out of or related to any alleged right of rescission of, or damages arising from, any purchase or sale of such securities under federal or state securities laws (whether statutory or otherwise) or (ii) brought by any other person (a "Third Party Claimant") against an Indemnified Person asserting claims for contribution, reimbursement or indemnity by such Third Party Claimant arising out of or related to any action, suit or proceeding against such Third Party Claimant which, had it been brought against an Indemnified Person, would be described in clause (i) above (any such action, suit, claim or proceeding described in any of clauses (i) or (ii), an "Excluded Claim"), and any and all such undertakings and agreements to provide any indemnification, contribution or reimbursement with respect to any Excluded Claim shall be terminated, and the Reorganized Debtors and Newco shall have no obligation thereunder pursuant to the Plan or otherwise.

         4.      Exemption From Transfer Taxes

                 Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

         5.      Amendment or Modification of the Plan

                 The Debtors, with the consent of the Bondholders' Committee and the lenders under the New Senior Credit Agreement, may alter, amend, or modify the treatment of Claims or Equity Interests provided for under the Plan to the extent provided in the Bankruptcy Code, or as agreed or consented to by the holders of such Claims or Equity Interests.

         6.      Severability

                 The Plan constitutes a separate chapter 11 plan for each of the Debtors; provided, however, that the chapter 11 plan for Finance will not be confirmed without simultaneous confirmation of the chapter 11 plan for Farms, and vice versa. Failure to confirm or consummate the Plan as to Finance Holdings, Premium Holdings or CFI will not affect confirmation or consummation of the chapter 11 plan for Finance or Farms.

                                      VII.

               GOVERNANCE AND MANAGEMENT OF REORGANIZED FINANCE,
                         NEWCO AND REORGANIZED DEBTORS

A.       Management of Reorganized Finance,
         Newco and Reorganized Debtors


         1.      General

                 On the Effective Date, the management, control and operation of each of Reorganized Finance, Newco, Reorganized Premium Holdings, Reorganized Finance Holdings, and Reorganized CFI will become the general responsibility, respectively, of the members of Reorganized Finance, and the Boards of Directors of Newco, Reorganized Premium Holdings, Reorganized Finance Holdings and Reorganized CFI.

         2.      Reorganized Finance

                 As described above, pursuant to the Restructuring Transactions, Finance will be merged into a newly formed limited liability company organized under the Delaware Limited Liability Company Act (the "LLC Act"). The administration and regulation of Reorganized Finance's affairs, voting by members, and admission of members will be governed by a limited liability company agreement (the "LLC Agreement"), a form of which is contained in the Plan Supplement as Exhibit B. The term of the LLC Agreement will be fifty years, subject to extension as provided in the LLC Agreement, unless earlier terminated pursuant to its terms or under applicable law.

                 On the Effective Date, the members of Reorganized Finance will be the holders of Allowed Secured Note Claims, the holders of Allowed Preference Unit Equity Interests, Reorganized Premium Holdings, Reorganized Finance Holdings, and Reorganized CFI. The management of Reorganized Finance will be vested in its members, and each member will have limited liability under the LLC Act. All New LLC Interests will have voting rights, except that, following the admission of Allowed Secured Note Claims as members pursuant to the Restructuring Transactions, those New LLC Interests held by Morgan Stanley Group, Inc. and its affiliates (other than Premium Holdings) will have no right to vote their New LLC Interests (including any New LLC Interests acquired by them upon exercise of Warrants) for so long as they hold such interests.
Morgan Stanley Group Inc. and its affiliates (other than Premium Holdings) also will have no right, after such time, to participate in the management of Reorganized Finance.

         3.      Boards of Directors of Newco and Reorganized Debtors

                 The initial Board of Directors of Newco shall consist of one
(1) management director and five (5) directors named by the Bondholders' Committee. The names of such directors will be disclosed prior to the Confirmation Hearing. Subsequent Boards of Directors of Newco shall be elected by the holders of New LLC Interests of Reorganized Finance, except that Morgan Stanley Group Inc. and its affiliates (other than Premium Holdings) will have no right to vote their New LLC Interests (including any New LLC Interests acquired by them upon exercise of Warrants).

                 The initial Boards of Directors of Reorganized Premium Holdings, Reorganized Finance Holdings and Reorganized CFI shall be appointed by their respective stockholders and shall consist of the individuals whose names shall be disclosed prior to the Confirmation Hearing. Each of the members of such initial Boards of Directors shall serve in accordance with the articles of incorporation or bylaws of such Reorganized Debtor.

         4.      Identity of Officers of Newco and Reorganized Debtors

                 The initial officers of Newco will be the individuals, satisfactory to the Bondholders' Committee, whose names will be disclosed prior to the Confirmation Hearing. The initial officers of Reorganized CFI, Reorganized Finance Holdings and Reorganized Premium Holdings will be those individuals who were officers of the applicable Debtor immediately prior to the Effective Date. Thereafter, such officers will serve in accordance with any employment agreement with such entity and applicable non-bankruptcy law.

                 5.       Compensation of Executive Officers

                 The following table sets forth all cash compensation paid by the Debtors in fiscal year 1995 to each of the five highly compensated executives of each entity, and to all executive officers as a group, for services rendered in all of their respective capacities in fiscal year 1995:

Premium Standard Farms, Inc. and PSF Finance L.P.
Compensation of Executive Officers for Calendar Year 1995

Name of Individual                 Capacities in Which Served                        Compensation
------------------                 --------------------------                        ------------
Dennis W. Harms                    CEO, President, and Co-Chairman                   $  290,413
                                   of the Board of Farms

Theodore J.                        Co-Chairman of the Board                             273,819
  Gordon, Jr.                      of Farms

Kevin Becker                       Chief Financial Officer                              328,942
 (no longer employed
  by Debtors)

Rick Anderson                      Sr. Vice President of Construction                   214,215
                                   and Engineering

John Stadler                       President of the Premium Standard                    206,592
 (currently                        Foods Division of Finance and Sr.
 serves as a                       Vice President of Pork Processing
 consultant)                       of Farms

All executive officers
as a group, including the
above-referenced persons                                                             $2,483,199

         6.      Compensation of Insiders

                 Pursuant to section 1129(a)(5)(B) of the Bankruptcy Code, the amount of compensation to be paid to any insider to be employed or retained by the Reorganized Debtors and Newco will be disclosed prior to the Confirmation Hearing.

         7.      Articles of Incorporation and Bylaws
                 of Newco and Reorganized Debtors

                 The articles of incorporation and bylaws of Newco, Reorganized CFI, Reorganized Finance Holdings and Reorganized Premium Holdings will contain provisions necessary (i) to prohibit the issuance of non-voting equity securities as required by section

1123(a)(6) of the Bankruptcy Code, subject to further amendment of such articles of incorporation as permitted by applicable law; and (ii) to effectuate the provisions of the Plan.

B.       Management Option Plan

                 Reorganized Finance will adopt a Management Option Plan, the form of which is contained in the Plan Supplement as Exhibit C. Under the Management Option Plan, the Board of Directors of Reorganized Finance may, in its discretion, authorize the issuance of options to Newco's employees to purchase up to a total of 526,315 New LLC Interests.

                                     VIII.

                                  PROJECTIONS

Consolidated Projected Financial Statements

                 The Bankruptcy Code conditions confirmation of the Plan on, among other things, a finding by the Bankruptcy Court that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Consolidated Company. See Section XV.B.3 "Conditions to Confirmation of the Plan -- Feasibility." In this connection, the Debtors developed the projections of operations, cash flows and financial position for fiscal years ending December 31, 1996 through December 31, 2000, giving effect to the adjustments necessary to reflect the confirmation and consummation of the Plan, which is assumed to occur as of July 31, 1996 and for the subsequent 4-1/2 fiscal years ending December 31, 2000 (the "Projections"), annexed hereto as Exhibit E.

                 The Projections should be read in conjunction with the assumptions, qualifications, and the footnotes to tables containing the Projections contained herein.

                 THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE INDEPENDENT ACCOUNTANTS FOR THE DEBTORS, ERNST & YOUNG LLP, AND THE FINANCIAL ADVISORS TO THE DEBTORS, ARTHUR ANDERSEN LLP, HAVE NOT EXAMINED OR COMPILED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

                 THE DEBTORS DO NOT PUBLISH THEIR BUSINESS PLAN AND STRATEGIES OR PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION, TO (i) FURNISH AN UPDATED BUSINESS PLAN OR PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO ANY OTHER ENTITY AFTER THE EFFECTIVE DATE, OR (ii) MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

                 THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT, ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A SERIES OF ESTIMATES AND ASSUMPTIONS, WHICH MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. IF CURRENT TRENDS AS TO HOG PRICES WERE TO CONTINUE, THE EBITDA RESULTS FOR 1996 COULD INCREASE BY A RANGE OF $5 MILLION TO $7 MILLION AND THERE COULD BE CORRESPONDING INCREASES IN 1997. THE DEBTORS ESTIMATE A $1 CHANGE IN LIVE HOG MARKET PRICES WOULD HAVE AN IMPACT OF APPROXIMATELY $4.7 MILLION IN ANNUAL REVENUES. CONVERSELY, A CHANGE IN CURRENT TRENDS COULD ADVERSELY AFFECT THE PROJECTIONS. ACCORDINGLY, NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE CAPACITY OF THE DEBTORS TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED, AND, ACCORDINGLY, MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

                 THE FOREGOING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS. ALTHOUGH THE DEBTORS EXPECT TO UTILIZE A CONSISTENT METHODOLOGY, THE CHANGES BETWEEN THE AMOUNTS OF ANY OR ALL OF THE FOREGOING ITEMS AS ASSUMED IN THE PROJECTIONS AND THE ACTUAL AMOUNTS THEREOF AS OF THE EFFECTIVE DATE MAY BE MATERIAL.

                 The accompanying projected consolidated pro forma balance sheets, income statements and cash flows for the 4 1/2-year period ending December 31, 2000, have been prepared assuming the confirmation of the Plan occurs on or about August 31, 1996.

                                      IX.

                             FINANCIAL INFORMATION

A.       General

                 Finance and Farms were current in making their required periodic filings on Forms 10-K and 10-Q until they voluntarily suspended their registration on or about April 17, 1996. Such filings contained the audited consolidated balance sheets, and the related consolidated statements of operations, stockholders' equity and cash flows. Such filings are publicly available for review by holders of Claims, Equity Interests and other parties in interest.

                 The consolidated financial statements as of December 31, 1995 and December 31, 1994, together with the Report of Independent Public Accountants, for Finance, which includes Farms, and the unaudited consolidated financial statements as of July 1, 1996, are incorporated as Exhibit C hereto and form a part of this Disclosure Statement.

                 The Debtors are required to file monthly financial statements with the Office of the United States Trustee and the Clerk of the Bankruptcy Court. Accordingly, such financial information is on file with the Bankruptcy Court and is publicly available for review by holders of Claims, Equity Interests and other entities.

                                       X.

                                   VALUATION

A.       Estimated Liquidation Value of Assets

                 As a condition to confirmation of the Plan, section 1129(a)(7)(A)(ii) of the Bankruptcy Code requires that each holder of a Claim or Equity Interest in an impaired class of Claims or Equity Interests that has not voted to accept the Plan must be distributed an account of such Claim or Equity Interest consideration of a value not less than that which it would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The information contained in Exhibit D attached hereto provides a summary of the liquidation values of the Debtors' properties and interests in property, on a consolidated basis, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the properties and interests in property comprising the estates of the Debtors. Reference should be made to the Liquidation Analysis annexed as Exhibit D hereto for a complete discussion and presentation of such liquidation analysis. The Liquidation Analysis was prepared by management of the Debtors.

                 Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management of the Debtors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were actually to be the subject of such a liquidation. The chapter 7 liquidation period is assumed to be a period of six months following the operations of the Debtors in Possession for four months. This period would allow for the collection of receivables, sale of properties and interests in property, and the winding down of operations.

B.       Reorganization Value

                 The Debtors have been advised by Arthur Andersen LLP ("Arthur Andersen") with respect to the fair market value of the Debtors' business enterprise following their capital restructuring under the Plan. As of July 1, 1996, the range of enterprise values (which includes the value of the Debtors' business and the value of certain other assets) of the Reorganized Debtors, after distributions of Cash under the Plan, was estimated for purposes of the Plan by the Debtors, based on advice from Arthur Andersen, to be approximately between $251 million and $271 million. Based upon the estimated reorganization value of the Reorganized Debtors and an estimated total debt (including capital lease obligations) with a total value of approximately $151 million, the Debtors have employed an estimated range of equity value for the Reorganized Debtors of approximately $111 million to $120 million or approximately $11.10 per unit to $12.00 per unit of New LLC Interests based upon distribution of 10 million units of New LLC Interests under the Plan. The foregoing valuations are based on a number of assumptions, including a successful reorganization of the Debtors' finances in a timely manner, the achievement of the forecasts reflected in the financial projections, the amount of available cash at the Effective Date, the availability of certain tax attributes, favorable market conditions and commodities prices, no material changes between July 1, 1996, and the Plan becoming effective in accordance with its terms.

                 Estimates of value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold. The estimates of value represent hypothetical reorganization enterprise values of the Reorganized Debtors as the continuing owner and operator of the Debtors' business and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of projected relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated reorganization value of the Reorganized Debtors through the application of various valuation techniques and does not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business, such as the business of the Debtors, is subject to uncertainties and contingencies which are difficult to predict, and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. AS A RESULT, THE ESTIMATE OF THE RANGE OF REORGANIZATION VALUES SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES,

WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, ARTHUR ANDERSEN, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of the prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long- term basis, and other factors which generally influence the prices of securities. It should be noted that there is presently no trading market for New LLC Interests, and there can be no assurance that a trading market for New LLC Interests will develop.

                 Arthur Andersen has undertaken its valuation analysis for purposes of determining the value available to distribute to holders of Claims against, and Equity Interests in, the Debtors and analyzing relative recoveries by such entities thereunder. The analysis is based on the financial projections by management of the Debtors as well as current market conditions, commodities prices, and statistics. The values are of July 1, 1996. Arthur Andersen used the market and income approaches to the valuation of PSF's business. These valuation techniques reflect both the market's current view of the industry and PSF's five-year Business Plan. The estimated range for the reorganization value of Reorganized Debtors' business, after cash distributions in the Plan, is from $251 million to $271 million, with a midpoint value of $261 million.

                 In preparing a range of the estimated enterprise value of Reorganized Debtors, Arthur Andersen: (i) reviewed certain historical financial information of the Debtors for recent years and interim periods; (ii) reviewed certain internal financial and operating data of the Debtors, including five-year financial projections provided by management relating to their business and prospects; (iii) met with certain members of senior management of the Debtors to discuss operations and future prospects; (iv) reviewed publicly available financial data and considered the market values of public companies generally deemed comparable to the operating business of the Debtors; (v) reviewed the financial terms to the extent publicly available of certain acquisitions of companies believed to be comparable to the operating business of the Debtors; (vi) considered certain economic and industry information relevant to the operating business of the Debtors; (vii) made site visits to the hog production facilities in Missouri and Texas and the Milan, Missouri meat-processing plant; and (viii) conducted such other analyses as Arthur Andersen deemed appropriate. Although Arthur Andersen conducted a review and analysis of the Debtors' business, operating assets and liabilities and Business Plan, Arthur Andersen assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors and other firms retained by the Debtors, and publicly available information. In addition, Arthur Andersen did not independently verify management's projections in connection with such valuation. Arthur Andersen did not perform any attest or audit functions under generally accepted accounting principles on the Debtors' historical financial statements or financial projections in the Business Plan.

                 THE ESTIMATED ENTERPRISE VALUE, EQUITY VALUE AND PER UNIT VALUE OF NEW LLC INTERESTS IS HIGHLY DEPENDENT UPON ACHIEVING FUTURE FINANCIAL RESULTS SET FORTH IN THE FINANCIAL PROJECTIONS WHICH ARE NOT GUARANTEED.

                 THE VALUATIONS REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

                                      XI.

                                  RISK FACTORS

                 HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTORS SHOULD CAREFULLY READ AND CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.       Sensitivity to Commodity Prices

                 PSF's gross profitability is primarily dependent on the price of its pork and pork products and the cost of feed stocks. The prices of these products are highly volatile as a result of a number of factors beyond PSF's control. As a consequence, PSF's revenues and costs could be materially impacted by significant changes in such prices and PSF could encounter liquidity problems.

B.       Herd Productivity and Feed Efficiency

                 PSF's sow herd productivity and feed efficiency are primary measures by which PSF evaluates its operating performance. Sow productivity, as measured by the number of pigs which reach 45-50 pounds per sow per year, is a measure of the performance of PSF's breeding, gestation, farrowing and nursery operations. Changes in sow productivity can have a material effect on profitability and margins because a substantial portion of the costs of operating a sow unit are either fixed or related to the number of sows. Sow productivity is influenced by a number of factors, including the rapid growth of production, sow base and number of employees, the health condition of PSF's hogs, and their genetics and environment.

The feed conversion ratio is measured by the number of pounds of feed consumed to produce a pound of live weight in hogs in PSF's finishing units and is a measure of the performance of PSF's hog-finishing operations. Changes in feed efficiency affect per head feed consumption and hence the cost of feed, a primary cost component in PSF's hog-production operations. Feed efficiency is affected by a number of factors, including the rapid growth of production and number of new employees, the health condition of PSF's animals, and the nutrient value of available feed ingredients.

                 While PSF's sow productivity and feed efficiency have fluctuated within a relatively narrow range, there can be no assurance that such a trend will continue in the future.


C.       Impact of Disease

                 The ability to maintain health and control disease is a large factor in the productivity and profitability of a hog operation. Disease may reduce the number of pigs weaned per sow and hamper the growth of pigs to finished size. PSF experienced several outbreaks of disease in recent years. In the second quarter of 1994, there was an outbreak of TGE, a viral disease of swine herds, which affected fourteen of PSF's forty-seven 1,100-head sow units then in operation in Missouri. A similar outbreak of TGE occurred in the Texas operations in December 1994. There were several outbreaks of TGE and PURRS, a respiratory disease affecting swine herds, in 1995. Although PSF believes that its production system, the geographic separation of its units and biosecurity measures have minimized the effect of disease outbreaks, no assurance can be made that outbreaks of disease will not occur in the future.

D.       Variance from Projections

                 The Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, many of which are beyond their control and some of which may not materialize. The Projections include, among other things, assumptions concerning general economic conditions and commodity prices and the ability to control expenses and increase growth margin. Although the Reorganized Debtors believe that the assumptions underlying the projected financial statements are reasonable, unanticipated future events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the Projections will vary from the projected results, which variations may be material and adverse.

E.       Lack of Trading Market

                 After the Effective Date and issuance of the New PIK Notes, there can be no assurance that an active trading market will develop therefor, or, if developed, that it will continue for such securities. In addition, there can be no assurance as to the degree of price volatility in any market for such securities if one develops. Accordingly, no assurance can be given that a holder of any such securities will be able to sell such securities in the future or as to the price at which any sale may occur. If such markets were to exist, such securities could trade at prices higher or lower than the value attributed to such securities hereunder, depending upon many factors, including, without limitation, the prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors.

F.       Funding After the Effective Date

                 As described in Section VI.E.3, "The Plan -- Implementation of the Plan; Financing to Be Provided As of the Effective Date," the Reorganized Debtors have reached an agreement with (i) Chase Manhattan Bank, N.A. and the Lenders under the New Senior Credit Agreement to refinance the existing bank indebtedness of the Debtors and to fund the distributions provided for under the Plan, and (ii) Morgan Stanley Group under the New Second Priority Note Agreement to provide additional working capital under certain circumstances. Funding under each of the New Senior Credit Agreement and the New Second Priority Note Agreement is subject to material conditions precedent. No assurance can be given that such conditions precedent shall be satisfied or waived by the Lenders under the New Senior Credit Agreement and by Morgan Stanley Group under the New Second Priority Note Agreement.

                 In addition, the New Senior Credit Agreement contains certain restrictions on the operations of Newco and Reorganized Finance and requires that they achieve and maintain certain financial ratios. Such restrictions will likely include, among other things, limitations on their ability to incur additional indebtedness, to create, incur or permit the existence of certain liens, to make certain investments, to make capital expenditures in excess of certain amounts, to sell assets over a certain value, to make certain payments with respect to outstanding stock of Newco, to effect certain fundamental changes and to enter into certain types of transactions. There can be no assurance that Newco and Reorganized Finance will be able to achieve and maintain compliance with the prescribed financial ratio tests or other requirements of the New Senior Credit Agreement. Failure to achieve or maintain compliance with such financial ratio tests or other requirements under the New Senior Credit Agreement would result in a default and could lead to the acceleration of the obligations of Newco and Reorganized Finance under the New Senior Credit Agreement, which, in turn, could have a material adverse effect on the Reorganized Debtors.

G.       Certain Taxation Matters

                 For a summary of the federal income tax consequences of the Plan to the Debtors, see Article XIII, "Certain Federal Income Tax Consequences of the Plan."

H.       Competition

                 PSF faces significant competition in all of its markets. Certain of its competitors may possess significantly greater financial, technical and other resources than it has. If any of such competitors were to devote additional resources to their hog-production and pork-processing businesses, PSF's results of operations could be adversely affected. Some of these larger competitors may also be able to use their substantial financial resources to decrease pork and pork product pricing in the markets in which the Debtors operate.

I.       Compliance with Local Laws

                 Although the Debtors believe that the Restructuring Transactions contemplated under the Plan are in full compliance with applicable state and local laws, there can be no assurance that the propriety of such restructuring will not be challenged at any time following confirmation of the Plan.

                                      XII.

                         EXEMPTIONS FROM SECURITIES ACT
                       REGISTRATION; REGISTRATION RIGHTS

A.       Issuance of New Securities Pursuant to the Plan

                 With respect to the New PIK Notes, the New LLC Interests, and the Warrants (collectively, the "New Securities"), the Debtors intend to rely upon the exemption from the registration requirements of the Securities Act (and of equivalent state securities or "blue sky" laws) provided by section 1145(a)(1) of the Bankruptcy Code. Generally, section 1145(a)(1) of the Bankruptcy Code exempts the issuance of securities from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and equivalent state securities and "blue sky" laws if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" for cash or property. The Debtors believe that the exchange of the New Securities will satisfy the aforementioned requirements.

                 The New Securities may be resold by the holders thereof without restriction (other than the transfer restrictions described in Section VI.E.2 "Implementation of the Plan -- Compliance with Farming Laws") unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as defined in section 1145(b)(1) of the Bankruptcy Code. Generally, section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who (i) purchases a claim against, or interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (ii) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities, (iii) offers to buy securities issued under a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (iv) is an issuer as contemplated by section 2(11) of the Securities Act. Although the definition of the term "issuer" appears in section 2(4) of the Securities Act, the reference (contained in section 1145(b)(1)(D) of the Bankruptcy Code) to section 2(11) of the Securities Act purports to include as "underwriters" all persons who directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a "control person," particularly if such management position is coupled with the ownership of a significant percentage of the debtor's (or successor's) voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the voting securities of a reorganized debtor may be presumed to be a "control person."

                 Rule 144A under the Securities Act provides a non-exclusive "safe harbor" exemption from the registration requirements of the Securities Act for resales of "restricted securities" (within the meaning of the Securities Act) to "qualified institutional buyers," irrespective of whether the seller purchased his or its securities with a view towards reselling them pursuant to Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons (e.g., "dealers" registered as such pursuant to section 15 of the Exchange Act and "banks" as defined in section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account (or for the account of another qualified institutional buyer) and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under section 6 of the Exchange Act), or quoted in a U.S. automated inter-dealer quotation system of a registered national securities association (e.g., NASDAQ). Because none of the New Securities to be exchanged on the Effective Date will, at such time, be securities of a class then listed or quoted as described above, holders of New Securities who, in each case, are deemed to be "underwriters" within the meaning of section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "affiliates" or "control persons" of Reorganized Finance or Newco within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming that all other conditions of the Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof.

                 To the extent that Rule 144A is unavailable, such holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g., volume limitations, manner of sale, availability of current information about the issuer, etc.), specified persons who resell "restricted securities" or who resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of Reorganized Finance (in the case of the New LLC Interests or the Warrants) or Newco (in the case of the New PIK Notes) at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least three years have elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired its securities from an affiliate of Reorganized Finance or Newco, as the case may be.

                 Because the Debtors are not subject to the periodic reporting and informational requirements of sections 13 and 15(d) of the Exchange Act, each of Reorganized Finance and Newco will undertake in connection with any proposed resale by a holder of New Securities under Rule 144A, to provide such holder and any prospective purchaser (or his or its authorized representative) with current business and financial information as prescribed by paragraph (d)
(4) of Rule 144A. Similarly, each of Reorganized Finance and Newco will undertake in connection with any proposed resale under Rule 144 (other than pursuant to paragraph (k) of Rule 144) to make available the current information required by paragraph
(c) (2) of Rule 144.

B.       Registration Rights

                 As discussed above, although upon their issuance pursuant to section 1145(a)(1) of the Bankruptcy Code the New Securities may generally be resold by the holders thereof without registration under the Securities Act (or under equivalent state securities or "blue sky" laws), a holder may be unable to resell his or its securities if such holder is deemed to be (i) an "underwriter" within the meaning of section 1145(b)(1) of the Bankruptcy Code, or (ii) an "affiliate" or "control person" of Reorganized Finance (in the case of the New LLC Interests or the Warrants) or Newco (in the case of the New PIK Notes) within the meaning of the Securities Act. In order to enable holders of New Securities to sell their securities without restriction (and to obviate the need to satisfy the requirements relating to applicable exemptions from federal and state securities law registration), Reorganized Finance and Newco have agreed to provide the holders of New PIK Notes, New LLC Interests, and Warrants, respectively, with certain registration rights under separate agreements to that effect which will be entered into among such holders and Reorganized Finance and Newco, as applicable, on the Effective Date (respectively, the "New PIK Notes Registration Rights Agreement," the "New LLC Interests Registration Rights Agreement" and the "Warrants Registration Rights Agreement," the form of each being included in the Plan Supplement, and collectively, the "Registration Rights Agreements").

                 The Registration Rights Agreements will provide certain demand, "piggy-back," and shelf registration rights to holders of the New Securities upon the terms and subject to the conditions set forth in Exhibits D, F and J to the Plan.

                 The Registration Rights Agreements will contain certain "hold-back" provisions relating to the ability of a holder of securities who participates in a Demand Registration to effect any public sale or other distribution of its securities during certain periods both prior to and after the effectiveness of certain offerings of securities of Reorganized Finance and Newco, and will also contain customary provisions regarding indemnification and contribution and the furnishing of information by holders for inclusion in the prospectus relating to the Demand Registration.

                 THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTIVE INTERPRETIVE NATURE OF WHETHER A PARTICULAR RECIPIENT OF NEW SECURITIES MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF SECTION 1145(b)(1) OF THE BANKRUPTCY CODE AND/OR AN "AFFILIATE" OR "CONTROL PERSON" UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND, CONSEQUENTLY, THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EQUIVALENT STATE SECURITIES AND "BLUE SKY" LAWS, THE DEBTORS ENCOURAGE EACH HOLDER OF SECURITIES TO CONSIDER





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

CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISOR(S) WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS.

                                     XIII.

              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                 The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors. This summary does not address the income tax consequences to the holders of Claims or Equity Interests (other than certain Claims and Equity Interests held by the Debtors), as such Claims and Equity Interests (other than Secured Note Claims and Equity Interests in CFI) will be either retained or satisfied in full under the Plan, or, in the case of Equity Interests in Farms, extinguished without consideration. In the case of holders of Secured Note Claims and Equity Interests in CFI, the Debtors have been advised that such holders have engaged or received independent counsel as to the federal income tax consequences of the Plan.

                 The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Department regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

                 The federal income tax consequences of the Plan are complex, subject to significant uncertainties and, with respect to the federal income tax consequences to holders of Claims and Equity Interests, may vary based upon the individual circumstances of each holder. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan.

                 ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE CONSEQUENCES OF THE PLAN TO IT AND THE DEBTORS UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

                 1. General. For federal income tax purposes, CFI expects to report net operating loss ("NOL") carryforwards of approximately $2 million as of December 31, 1995; Finance Holdings expects to report NOL carryforwards of approximately $150 million as of December 31, 1995; Premium Holdings expects to report NOL carryforwards and/or suspended losses of at least $30 million as of March 31, 1996 (the end of its fiscal year); and Farms expects to report NOL carryforwards of approximately $17 million as of December 31, 1995. In addition, both CFI and Farms have substantial tax basis in their assets. In contrast, Finance Holdings and Premium Holdings have little or no remaining tax basis in their assets. Since its inception,

Finance has been treated as a partnership for federal income tax purposes. Accordingly, all items of income, gain, loss and deduction earned or incurred by Finance have been allocated among, and are includable in the computation of taxable income (or loss) of, its partners (CFI, Finance Holdings and Premium Holdings).

                 Upon implementation of the Plan, certain of the Debtors will incur substantial cancellation of debt. As discussed below, as a result of the implementation of the Plan and the substantial cancellation of debt, each of the corporate Debtors' NOL carryforwards may be substantially reduced and, in some cases, eliminated, and the tax basis of the assets of CFI will be substantially reduced.

                 2. Cancellation of Debt. In general, the cancellation or discharge of a debt obligation for an amount less than the adjusted issue price (generally, the amount received upon incurring the debt plus the amount of any previously amortized original issue discount, including any accrued but unpaid interest) gives rise to cancellation of debt ("COD") income to the debtor for federal income tax purposes, except to the extent that one or more statutory or case law exceptions to COD apply.

                 An exception exists for corporate debtors if the COD income arises in a case under the Bankruptcy Code pursuant to a confirmed bankruptcy plan. Under this bankruptcy exception, a corporate debtor in bankruptcy in a case under the Bankruptcy Code pursuant to a confirmed bankruptcy plan does not include COD income arising from the implementation of such plan, but instead must reduce certain tax attributes, including NOL carryforwards and tax basis, by the amount of the excluded COD income. The reduction in tax attributes is made after the determination of any tax imposed for the taxable year of the discharge. Accordingly, any reduction in the tax attributes of Farms due to any COD resulting from the satisfaction and discharge of the Farms/Finance Note Claim will not affect the determination of the federal income tax liability of Farms in respect of the transfer of their assets to Newco under the Plan.

                 In the case of Finance, a partnership, any resulting COD income would be allocated among its partners and excludable by them under the bankruptcy exception. Whether any COD income will result upon the satisfaction of the Secured Note Claims in exchange for new debt and New LLC Interests depends upon whether a so-called "equity-for-debt" exception to COD income applies in the case of partnerships. (See discussion of "Restructuring Transactions -- Merger of Finance into a Limited Liability Company", below, regarding the continuation of Reorganized Finance's status as a partnership for federal income tax purposes.) Although Congress recently repealed a similar equity-for-debt exception with respect to corporate debtors, such repeal was limited expressly to corporations. Although not affected by such repeal, the existence of an equity-for-debt exception to COD income where the outstanding debt of a partnership is exchanged for an equity interest in the partnership remains unclear under existing law. Absent an administrative ruling or pronouncement from the IRS sanctioning the application of an equity-for-debt exception, the Debtors do not intend to rely upon such an exception. Accordingly, upon implementation of the Plan, and based upon the estimated reorganization value of the Reorganized Debtors (see "Valuation -- Reorganization Value") and the Allowed amount of the Secured Note Claims as of the Commencement Date, the discharge of the Secured Note Claims pursuant to the Plan will result in approximately $235 million to $243 million of COD income.

                 As among CFI, Finance Holdings and Premium Holdings, the Debtors believe that it is likely that the COD income attributable to the discharge of the Secured Note Claims (all of which is recourse debt) will be allocated to CFI, as the sole general partner of Finance, to the extent of Finance's insolvency immediately before the discharge of such Claims, and intend to report accordingly. This will result in virtually all of the COD income being allocated to CFI, with the result that, under the bankruptcy exception discussed above, CFI's NOL carryforwards would be eliminated and CFI's tax basis in its assets would be substantially reduced. The remainder of the COD income will be allocated among CFI, Finance Holdings and Premium Holdings in accordance with the profit-sharing provisions of the current partnership agreement for Finance. There is no assurance, however, that the IRS would not take a contrary position. For example, the IRS might attempt to allocate the full amount of the resulting COD income in accordance with the profit-sharing provisions of the current partnership agreement, i.e., 99% to Finance Holdings and Premium Holdings.

                 In addition, CFI will suffer further reduction in its tax basis in its assets due to the elimination of any personal liability for the continuing indebtedness of Reorganized Finance and Newco, leaving it with a tax basis in its assets (principally its interest in Reorganized Finance) of at most a couple of million dollars.

                 3.  Restructuring Transactions.

                 a. Merger of Finance into a Limited Liability Company. Pursuant to the Restructuring Transactions, Finance will be merged with and into a newly formed Delaware limited liability company. Although Reorganized Finance will be a limited liability company, it has been structured to qualify as a partnership for federal income tax purposes, subject to the "publicly traded partnership" provisions of the Tax Code. Neither the Plan nor the operating agreement for Reorganized Finance will impose any restriction on the transferability of the New LLC Interests (other than for transfers of the New LLC Interests to foreign entities), although certain notice provisions will apply. In addition, transferability of a control interest in Reorganized Finance may be restricted under Missouri corporate farming law if the County Exemption ceases to be applicable. See Section III.B, "General Information -- Corporate Farming Law." If and when the New LLC Interests are considered traded on an "established securities market" or otherwise "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of the publicly traded partnership provisions of the Tax Code, Reorganized Finance would become taxable as a corporation for federal income tax purposes. No assurance can be given as to whether or when a trading market in the New LLC Interests will develop.

                 The discussion of the federal income tax consequences of the Plan herein assumes that Reorganized Finance, like Finance, will be treated as a partnership for federal income tax purposes. Accordingly, for federal income tax purposes, the Debtors believe that Reorganized Finance should be treated as a continuation of Finance (absent a deemed termination of the partnership for federal income tax purposes in the event of a subsequent transfer of 50% or more of the New LLC Interests within any 12-month period), and no gain or loss should be recognized by the Debtors as a result of the merger.

                 b. Transfer of Assets of Reorganized Finance to Newco. The transfer by Reorganized Finance of all of its assets to Newco in exchange for all of the capital stock of Newco is intended to qualify as an exchange under section 351 of the Tax Code, whereby Newco obtains a carryover tax basis in the transferred assets (increased by any gain recognized by Reorganized Finance upon the exchange) and a tacked holding period for such assets. However, there is no assurance that the IRS will not assert a contrary position or that the tax benefit of the portion of the carryover tax basis in excess of the fair market value of such assets will not otherwise be limited.

                 Although it is possible that some gain may be recognized by the Debtors for federal income tax purposes (as determined on an asset-by-asset basis) upon the transfer of Reorganized Finance's assets to Newco, the Debtors anticipate that current year losses will be sufficient to offset the entire amount of such gain.

                 Under section 351, Reorganized Finance would have a tax basis in the capital stock of Newco equal to the tax basis in the assets transferred, increased by any gain recognized by it upon such transfer and decreased by the amount of the liabilities assumed by Newco (or to which the assets are otherwise subject) and by the amount of any other non-stock consideration received. The holding period which Reorganized Finance would have in such stock would include Finance's holding period of the assets transferred, to the extent the assets transferred were held as capital assets or described in section 1231(b) of the Tax Code (thus excluding inventory and depreciable and real property held for not more than one year). For federal income tax purposes, the allocation among the holders of New LLC Interests of any loss incurred upon a subsequent sale of the stock of Newco, to the extent Reorganized Finance has a tax basis in such stock on the Effective Date in excess of the fair market value of the stock, is uncertain.

                 c. Transfer of Assets of Farms. Farms does not expect to recognize any gain for federal income tax purposes upon the transfer of its assets to Newco in satisfaction of the Farms/Finance Note.

                 d. Distribution of Warrants to CFI, Finance Holdings and Premium Holdings. Neither CFI, Finance Holdings nor Premium Holdings expects to recognize gain upon the receipt of the Warrants for federal income tax purposes.

                 4. Possible Applicable High Yield Debt Obligations. If the New PIK Notes are issued with original issue discount ("OID") resulting in a yield to maturity (based on the "issue price" of the Notes for federal income tax purposes) at least five percentage points over the applicable federal rate in effect for the calendar month in which the New PIK Notes are issued (6.73% for 1996), such notes would be treated as applicable high-yield discount obligations ("AHYDO") within the meaning of section 163(e)(5) of the Tax Code. If the New PIK Notes are treated as AHYDOs, all OID deductions would at least be deferred until actually paid in cash and, to the extent the resulting yield to maturity is in excess of six percentage points over the applicable federal rate, would be disallowed.

                 Unless the New PIK Notes are traded on an "established securities market" within generally 30 days of their issuance and initially trade at a discount, the Debtors do not anticipate that the New PIK Notes would be considered AHYDOs and that the foregoing deferral and disallowance rules would apply.

                 Pursuant to Treasury regulations, an "established securities market" includes a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions.

                                      XIV.

                       VOTING PROCEDURES AND REQUIREMENTS

A.       Parties in Interest Entitled to Vote

                 Any holder of a Claim or Equity Interest against the Debtors on the date on which the Disclosure Statement Order is approved, and whose Claim or Equity Interest has not previously been disallowed by the Bankruptcy Court, is entitled to vote to accept or reject the Plan if (i) such Claim or Equity Interest is impaired under the Plan and is not of a class that is deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code and (ii) either (a) such holder's Claim has been scheduled by the Debtors (and such Claim is not scheduled as disputed, contingent or unliquidated) or (b) such holder has filed a proof of claim or interest on or before the last date set by the Bankruptcy Court for such filings. Any Claim or Equity Interest as to which an objection has been filed is not entitled to vote, unless the Bankruptcy Court, upon application of the holder to whose Claim or Equity Interest an objection has been made, temporarily Allows such Claim or Equity Interest to the extent that it deems proper for the purpose of accepting or rejecting the Plan. Any such application will be heard and determined by the Bankruptcy Court prior to the Confirmation Hearing. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

B.       Classes Impaired and Entitled to Vote Under the Plan

                 The following Classes and Subclasses of Claims and Equity Interests are impaired under the Plan and are entitled to vote to accept or reject the Plan: Class 3 (Secured Bank Claims), Class 4 (Secured Note Claims), Class 6 (Construction Claims), Class 8 (Intercompany Claims) and Class 9 (Equity Interests in Finance) and each subclass thereof. Claims in each of Class 1 (Priority Tax Claims), Class 2 (Other Priority Claims), Class 5 (Other Secured Claims), Class 7 (General Unsecured Claims), Class 11 (Equity Interests in Premium Holdings), Class 12 (Equity Interests in Finance Holdings), and Class 13 (Equity Interests in CFI) are unimpaired under the Plan and the holders of Claims in those Classes and Subclasses are conclusively presumed to have accepted the Plan, and the solicitation of acceptance with respect to such classes and subclasses is not required under section 1126(f) of the Bankruptcy Code. Equity Interests in Class 10 (Equity Interests in Farms) are conclusively presumed to have rejected the Plan, and the solicitation of votes with respect to such class is not required under section 1126(g) of the Bankruptcy Code.

C.       Vote Required for Acceptance
         by Class of Claims or Equity Interests

                 The Bankruptcy Code defines acceptance of a plan by a class or subclass of claims as acceptance by holders of at least two- thirds in dollar amount, and more than one-half in number, of the claims of that class that are actually voted for acceptance or rejection of the plan of reorganization. Accordingly, acceptance by a class or subclass of claims occurs only if at least two-thirds in amount and a majority in number of the holders of claims voting cast their ballots in favor of acceptance.

                 The Bankruptcy Code defines acceptance of a plan of reorganization by a class or subclass of equity interests as acceptance by holders of at least two-thirds in amount of the allowed equity interests in that class which actually cast ballots for acceptance or rejection of the plan of reorganization.

                                      XV.

                          PROCEDURES FOR CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

A.       Confirmation Hearing

                 Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan. After filing a petition for relief under chapter 11 of the Bankruptcy Code, the Debtors will prosecute confirmation of the Plan. In connection therewith, the Bankruptcy Court will hold the Confirmation Hearing, notice of which will be provided to, among other entities, holders of Claims or Equity Interests in Class 3 (Secured Bank Claims), Class 4 (Secured Note Claims), Class 6 (Construction Claims), Class 8 (Intercompany Claims) and Class 9 (Equity Interests in Finance) and each subclass thereof. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof. Objections to confirmation must be made in writing, specifying in detail the name and address of the entity objecting, the grounds for the objection, and the nature and amount of the Claim or Equity Interest held by the objector. Objections must be filed with the Bankruptcy Court, with a copy to chambers of the Bankruptcy Judge, together with proof of service, and served upon the parties so designated in the notice of the Confirmation Hearing on or before the time and date designated in such notice as being the last date for serving and filing objections to confirmation of the Plan. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014 and any local rules of the Bankruptcy Court. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.       Conditions to Confirmation of the Plan

         1.      Statutory Requirements

                 At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the conditions to confirmation under section 1129 of the Bankruptcy Code are satisfied. Such conditions include the following:

                 - The Plan complies with the applicable provision of the Bankruptcy Code.

                 - Each of the Debtors has complied with the applicable provisions of the Bankruptcy Code.

                 - The Plan has been proposed in good faith and not be any means proscribed by law.

                 - Any payment made or promised by any of the Debtors or by an entity issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court; and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

                 - Each of the Debtors has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of such Debtor and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity interest holders and with public policy, and such Debtor has disclosed the identity of any insider that will be employed or retained by such Debtor, and the nature of any compensation for such insider.

                 - With respect to each impaired class or subclass of Claims or Equity Interests, each holder of an impaired Claim or impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of the Claims or Equity Interests held by such entity, property of a value, as of the Effective Date, that is not less than the amount that such entity would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code.

                 - If the Debtors do not move to confirm the Plan non-consensually, each class or subclass of Claims or Equity Interests entitled to vote has either accepted the Plan or is not impaired under the Plan.

                 - Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Expense Claims, Priority Tax Claims and Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is practicable.

                 - At least one impaired class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

                 - Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan.

                 - All fees payable under section 1930 of title 28 have been paid on or prior to the Effective Date.

                 - The Plan provides for the continuation, after the Effective Date, of payment of all retiree benefits at the level established under section 1114 of the Bankruptcy Code at any time prior to confirmation of the Plan for the duration of the period each of the Debtors has obligated itself to provide such benefits.

                 The Company believes that the Plan will satisfy all the statutory provisions of chapter 11 of the Bankruptcy Code, that each of the Debtors has complied or will have complied with all the provisions of the Bankruptcy Code, and that the Plan is being proposed and will be submitted to the Bankruptcy Court in good faith.

         2.      Unfair Discrimination and Fair and Equitable Tests

                 If any impaired class or subclass does not accept the Plan, the Debtors nevertheless may move for confirmation of the Plan. To obtain such confirmation, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such class.

                 A plan of reorganization "does not discriminate unfairly" if
(i) the legal rights of a rejecting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are related to the legal rights of the rejecting class, and (ii) no class receives payments in excess of that which it is legally entitled to receive for its Claims or Equity Interests. The Debtors believe that under the Plan all impaired classes and subclasses of Claims and Equity Interests are treated in a manner that is consistent with the treatment of other classes of Claims and Equity Interests to which their legal rights are related, if any, and no class or subclass of Claims or Equity Interests will receive payments or property with an aggregate value greater than the aggregate value of the Allowed Claims and Allowed Equity Interests in such class or subclass. Accordingly, the Debtors believe that the Plan does not discriminate unfairly as to any impaired class or subclass of Claims or Equity Interests.

                 The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity interest holders as follows:

                 - Secured Creditors - Either (i) each impaired secured creditor retains its liens securing its secured claim and it receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the indubitable equivalent of its allowed secured claim, or
(iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds and the treatment of such liens on proceeds as provided in clause (i) or (ii) of this subparagraph.

                 - Unsecured Creditors - Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization, subject to the applicability of the judicial doctrine of contributing new value.

                 - Equity Interest Holders - Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock or (ii) the holders of interests that are junior to the stock will not receive any property under the plan of reorganization, subject to the applicability of the judicial doctrine of contributing new value.

                 The Debtors believe that the Plan may be confirmed on a non-consensual basis if the holders of impaired Claims vote to reject the Plan. If necessary, the Debtors will show at the Confirmation Hearing that the Plan provides recoveries to the holders of such Allowed Claims that satisfy the conditions of section 1129(b) of the Bankruptcy Code.

THE DEBTORS MAY MOVE FOR CONFIRMATION OF THE PLAN IF LESS THAN THE REQUISITE HOLDERS OF CLAIMS OR EQUITY INTERESTS VOTE TO ACCEPT THE PLAN.

         3.      Feasibility

                 The Bankruptcy Code conditions confirmation of a plan of reorganization on, among other things, a finding that it is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor. For purposes of determining whether the Plan satisfies this condition, the Debtors have analyzed the capacity of Newco to service its debt obligations under the Plan. As part of this analysis, the Debtors reviewed the Projections. The Projections, and the significant assumptions on which they are based, are included in Article VIII, "Projections," and the Projections annexed as Exhibit E to the Disclosure Statement. Based upon its analysis of such projections, the Debtors believe that Newco will be able to make all payments required to be made under the Plan.

                 The Projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan and distributions thereunder occur on or about August 31, 1996. The Debtors have prepared the Projections based upon certain assumptions that they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in Article VIII, "Projections," and the Projections annexed as Exhibit E to the Disclosure Statement. The Projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the Projections or the ability of Newco to achieve the projected results. Many of the assumptions on which the Projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved may vary from the projected results and the variations may be material. It is urged that all of the assumptions be examined carefully in evaluating the Plan.

         4.      Best Interests Test

                 With respect to each impaired class of holders of Claims and Equity Interests, confirmation of the Plan requires that each such holder either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

                 To determine what holders of Claims and Equity Interests of each impaired class would receive if the Debtors were liquidated, the Bankruptcy Court must determine the proceeds that would be generated from the liquidation of the properties and interests in property of the Debtors in a chapter 7 liquidation case. The proceeds that would be available for satisfaction of Allowed General Unsecured Claims against, and Equity Interests in, the Debtors would consist of the proceeds generated by disposition of the unencumbered equity in the properties and interests in property of the Debtors and the cash held by the Debtors at the time of the commencement of the liquidation case. Such proceeds would be reduced by the costs and expenses of the liquidation and by such additional administration and priority claims that may result from the termination of the business of the Debtors and the use of chapter 7 for the purposes of liquidation.

                 The costs of liquidation under chapter 7 of the Bankruptcy Code would include the fees payable to a trustee in bankruptcy, and the fees that would be payable to additional attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors, accountants and costs and expenses of members of the Committee that are Allowed in the chapter 7 case. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into or assumed by the Debtors during the pendency of the Chapter 11 Cases.

                 The foregoing types of Claims and such other Claims which may arise in the liquidation cases or result from the pending Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay unsecured Claims arising on or before the Commencement Date.

                 To determine if the Plan is in the best interests of each impaired class or subclass, the present value of the distributions from the proceeds of the liquidation of the properties and interests in property of the Debtors (net of the amounts attributable to the aforesaid claims) is then compared with the present value offered to such classes or subclasses of Claims and Equity Interests under the Plan.

                 In applying the "best interests" test, it is possible that Claims and Equity Interests in the chapter 7 cases may not be classified according to the seniority of such Claims and Equity Interests as provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all unsecured Claims arising on or before the Commencement Date which have the same rights upon liquidation would be treated as one class for the purposes of determining the potential distribution of the liquidation proceeds resulting from the chapter 7 cases of the Debtors. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the Claim held by each creditor. The Debtors believe that the most likely outcome of liquidation proceedings under chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full with interest, and no stockholder receives any distribution until all creditors are paid in full with interest. Consequently, the Debtors believe that under chapter 7,





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

no holders of Allowed Claims or Equity Interests (other than the holders of Allowed Secured Bank Claims and Secured Note Claims) would receive any distribution.

                 After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including: (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" environment in which such a liquidation would occur; (iii) the adverse effects on the marketability of business segments as a result of the departure of key employees and the loss of customers; and (iv) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of a Claim or Equity Interest with a greater recovery than it would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

                 The Debtors' Liquidation Analysis is attached hereto as Exhibit D.

                 The Debtors also believe that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period. It is likely that distribution of the proceeds of the liquidation could be delayed for one year or more after the completion of such liquidation in order to resolve Claims and prepare for distributions.

C.       Consummation

                 The Plan will be consummated on the first business day on which all of the conditions to the effectiveness of the Plan have been satisfied or waived. The Debtors believe that the Effective Date will occur on or about September 16, 1996 and that the distributions under the Plan will commence on or about such date. The Debtors cannot, however, provide any assurances that the Effective Date will occur on such date or on any other date.

                                      XVI.

                          ALTERNATIVES TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

A.       Liquidation Under Chapter 7

                 If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors.
A discussion of the effect that a chapter 7 liquidation would have on the recovery of the holders of Claims and Equity Interests is set forth in Section XV.B.4, "Procedures for Confirmation and Consummation of the Plan -- Conditions to Confirmation of the Plan; Best Interests Test" and the Liquidation Analysis annexed as Exhibit D to the Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of executory contracts in connection with the cessation of the Debtors' operations, and (iii) failure to realize the greater going-concern value of the Debtors' assets.

B.       Alternative Plan of Reorganization

                 If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization.
Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. During the course of negotiations of the Plan, the Debtors explored various other alternatives and concluded that the Plan represented the best alternative to reorganize and to protect the interests of creditors and other parties in interest. The Debtors have not changed their conclusions.

                 The Debtors believe that the Plan permits them to use the provisions of chapter 11 expeditiously to preserve their business and allow rehabilitation, to pay their general unsecured creditors in full, and to accomplish the deleveraging of the Debtors' financial condition. The Debtors believe that a restructuring outside of chapter 11 would not achieve the same benefits or realize greater recovery for creditors and other parties in interest than that provided for in the Plan.

                                     XVII.

                         CONCLUSION AND RECOMMENDATION

                 The Debtors believe that the Plan achieves the objectives of chapter 11 and is in the best interests of all holders of Claims and Equity Interests, and urge all holders of Claims and Equity Interests to vote to accept the Plan.

Dated:   Wilmington, Delaware
         July 29, 1996


PSF FINANCE L.P.,
a Delaware Limited Partnership

By: Collings Farm, Inc.
       Its Sole General Partner

By:      /s/ Kenneth F. Clifford
         ------------------------
Name:    Kenneth F. Clifford
Title:   Senior Vice President


PREMIUM STANDARD FARMS, INC.,
a Missouri Corporation

By:      /s/ Dennis W. Harms
         --------------------
Name:    Dennis W. Harms
Title:   President and Chief Executive Officer


COLLINGS FARM, INC.,
a Missouri Corporation

By:      /s/ Kenneth F. Clifford
         ------------------------
Name:    Kenneth F. Clifford
Title:   Senior Vice President


PSF FINANCE HOLDINGS INC.,
a Delaware Corporation

By:      /s/ Kenneth F. Clifford
         -------------------------
Name:    Kenneth F. Clifford
Title:   Executive Vice President

PREMIUM HOLDINGS CORP.,
an Iowa Corporation

By:         Dennis W. Harms
            ---------------
Name:       Dennis W. Harms
Title:      President